Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

AGILETHOUGHT, INC.,

and

CERTAIN SUBSIDIARIES OF AGILETHOUGHT, INC.,

as Sellers

and

AT HOLDINGS CORP.,

as Buyer

Dated as of October 4, 2023

i

Section 12.8	Counterparts	62
Section 12.9	Severability	62
Section 12.10	No Public Announcement	62
Section 12.11	Specific Performance. Sellers and Buyer	63
Section 12.12	Non-Recourse	63
Section 12.13	Action by Sellers	63
Section 12.14	Third Party Beneficiaries	63

EXHIBIT AND SCHEDULE INDEX

Exhibits

Exhibit A	FORM OF APPROVAL ORDER

Exhibit B	FORM OF BIDDING PROCEDURES

Exhibit C	FORM OF DEPOSIT ASSIGNMENT AGREEMENT

Exhibit D	FORM OF DIP ORDER

Exhibit E-1	FORM OF PRE-PETITION CREDIT FACILITY BID DIRECTION LETTER

Exhibit E-2	FORM OF DIP FACILITY BID DIRECTION LETTER

Exhibit F	MEXICO ASSET TRANSFER AGREEMENTS

Exhibit G	OPERATING AGREEMENT

Schedules

Schedule A	ADDITIONAL SELLERS

Schedule 2.1(a)	ACQUIRED ENTITIES

Schedule 2.1(c)	ASSIGNED CONTRACTS

Schedule 2.1(l)	ASSIGNED INSURANCE POLICIES

Schedule 2.4(l)	SPECIFIED EXCLUDED LIABILITIES

Schedule 6.2(c)	BUYER CONSENTS

Schedule 9.2(i)	CONSENTS

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of October 4, 2023 (as may be amended, amended and restated, or otherwise modified, the “Agreement”), is made by and among AT Holdings Corp., a Delaware corporation (“Buyer”), AgileThought, Inc., a Delaware corporation (“Holdings”), and the Additional Sellers (together with Holdings, “Sellers” and each entity individually a “Seller”).

WHEREAS, Sellers and certain direct or indirect subsidiaries of Sellers commenced (the date of such commencement, the “Petition Date”) voluntary cases (the “Bankruptcy Cases”) under chapter 11 of title 11, United States Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on August 28, 2023;

WHEREAS, subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, (i) Sellers desire to sell to Buyer all of the Acquired Assets and to assign to Buyer all of the Assumed Liabilities, (ii) Buyer desires to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, (iii) Buyer is an Affiliate of the Agent with authority to credit bid up to the full amount of the outstanding obligations pursuant to the Pre-Petition Credit Facility and the DIP Facility, (iv) Buyer desires to credit bid for the Acquired Assets, and (v) the Parties intend to effectuate the transactions contemplated by this Agreement, upon the terms and conditions hereinafter set forth;

WHEREAS, the Acquired Assets and Assumed Liabilities shall be purchased and assumed by Buyer pursuant to the Sale Order, free and clear of all Liens (other than Permitted Liens), on the terms and subject to the conditions set forth in this Agreement (the “Sale”) and pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure;

WHEREAS, Sellers’ ability to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court; and

WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1       Certain Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts Receivables” means as of the Closing Date, all accounts receivables, trade receivables, notes receivables, and other miscellaneous receivables, whether current or overdue, of any Seller.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Entities” means one or more Subsidiaries of Sellers set forth on Schedule 2.1(a), as it may be amended from time to time prior to the Closing Date pursuant to the terms hereof.

“Acquired Equity Interests” has the meaning set forth in Section 2.1(a).

“Action” means any complaint, claim, charge, prosecution, indictment, action, suit, arbitration, audit, hearing, litigation, inquiry, investigation or proceeding (whether civil, criminal, administrative, investigative or informal) commenced, brought or asserted by any Person or group of Persons or Governmental Authority or conducted or heard by or before any Governmental Authority or any arbitration tribunal.

“Additional Sellers” means each of the entities set forth on Schedule A hereto, as such schedule may be amended from time to time by Buyer at its sole and absolute discretion pursuant to the terms hereof.

“Administrative Expenses” means, collectively, the administrative expenses incurred by Sellers in the Bankruptcy Cases of the kind specified in Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 or 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code (including, subject to entry of the Final Order, Section 506(c)).

“Affiliate” of any Person means any other Person who either directly or indirectly through one or more intermediaries is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests or by contract, assignment, credit arrangement, as trustee or executor, or otherwise, and the terms “controls,” “controlling” and “controlled by” shall have correlative meanings.  With respect to Buyer, the term “Affiliate” shall also include its respective managers or members or similar Persons, and any other entity controlled by the same managers or members or similar Persons as Buyer (as the case may be), provided that such term shall not include any portfolio companies or managed accounts.

“Agent” means Blue Torch Finance LLC, in its capacity as Agent under the Pre-Petition Credit Facility or the DIP Facility, as the case may be.

“AgileThought Names” means any World Wide Web address, domain name or Trademark included in the Acquired Assets.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, equity sale, merger, amalgamation or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from the Auction, or otherwise in connection with the liquidation or winding up of any of Sellers, of all or a material portion of Sellers’ assets or equity, in a transaction or series of transactions with one or more Person, other than Buyer or its Affiliates.

“Anti-Corruption and Trade Control Laws” means all applicable U.S. and non-U.S. Laws relating to (i) the prevention of corruption and bribery, including, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and the Mexican General Law on Administrative Responsibilities (Ley General de Responsabilidades Administrativas), (ii) economic or trade sanctions, (iii) export controls and the customs and import Laws administered by U.S. Customs and Border Protection, and (iv) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service, or any applicable requirements of similar Laws in any jurisdiction where Sellers or the Acquired Entities or any of their respective Subsidiaries or Affiliates transact business or any other jurisdiction.

“Anti-Money-Laundering Laws” means any and all requirements of Law related to engaging in, financing, or facilitating terrorism or money laundering, including as applicable the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the PATRIOT Act), the Financial Recordkeeping and Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311 et seq.), the Mexican Federal Law Against Organized Crime (Ley Federal contra la Delincuencia Organizada), Mexican Federal Law for the Prevention and Identification of Transactions with Illegally Obtained Resources (Ley Federal para la Prevención e Identificación de Operación con Recursos de Procedencia Ilícita) and the Mexican National Domain Extinction Law (Ley Nacional de Extinción de Dominio), and any applicable requirements of similar Laws of any jurisdiction where Sellers or the Acquired Entities or any of their respective Subsidiaries or Affiliates transact business or any other jurisdiction.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), Title 15 of the United States Code §§ 1-7 (the Sherman Act), Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53 (the Clayton Act), the Federal Trade Commission Act (15 U.S.C.§ 41 et seq.), and the Mexican Federal Competition Law (Ley Federal de Competencia Económica) (“LFCE”), and other similar antitrust, competition or trade regulation Laws of any jurisdiction other than the United States.

“Approval Motion” has the meaning set forth in Section 7.7(b).

“Approval Order” means an Order of the Bankruptcy Court in a form and substance acceptable to Buyer approving, among other things, (i) the Bidding Procedures, (ii) the right of Buyer to proceed with the Credit Bid (as defined below) (to the extent permissible under section 363(k) of the Bankruptcy Code) and (iii) the Expense Reimbursement, substantially in the form attached hereto as Exhibit A.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Auction” has the meaning set forth in the Bidding Procedures.

“Audited Financial Statements” has the meaning set forth in Section 5.17.

“Balance Sheet Date” has the meaning set forth in Section 5.17.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy-Related Default” means any default or breach of a Contract that is not entitled to cure under section 365(b)(2) of the Bankruptcy Code, including a default or breach relating to the filing of the Bankruptcy Cases or the financial condition of Sellers.

“Benefit Plans” means, collectively, any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, pay in lieu of notice, change-of-control, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan, arrangement, program or practice (whether or not written) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of Sellers or the Acquired Entities or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by Sellers or the Acquired Entities with respect to which any of Sellers or the Acquired Entities, as applicable, have or could have any obligation or liability, including, (i) any “employee welfare benefit plan” (as defined in Section 3(2) of ERISA), whether or not terminated and (ii) “employee pension benefit plan” (as defined in Section 3(1) of ERISA), whether or not terminated; provided, however, that the term “Benefit Plan” shall not include any  statutory benefit plan to which any of Sellers or Acquired Entities is required to participate in or comply with that is sponsored and administered by a Governmental Authority (such as social security).

“Bid Direction Letters” has the meaning set forth in Section 3.2.

“Bidding Procedures” means those bidding procedures set forth on Exhibit B.

“Books and Records” means all books, records, files, advertising materials, customer lists, cost and pricing information, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and credit records of customers (including all data and other information stored on discs, tapes or other media or in the cloud) to the extent used in or to the extent relating to the operation of the Business or the ownership of the Acquired Assets, but excluding Sellers’ (i) Fundamental Documents and stock and minute books, and (ii) any documents protected by any applicable privilege, including attorney-client or attorney work product privilege.

“Business” means the business of the Company Group of providing digital transformation services and custom software development.

“Business Day” shall have the meaning provided in the Bankruptcy Code.

“Buyer” has the meaning set forth in the Preamble and shall also include any Buyer Designee.

“Buyer Advisors” has the meaning set forth in Section 7.4.

“Buyer Designee” has the meaning set forth in Section 4.2(c).

“CEO” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Collective Bargaining Agreements” means any collective bargaining agreements between any Group Company and any labor union or other representative of current employees of any Group Company (including material local agreements, amendments, supplements, letters and memoranda of understanding of any kind) in any applicable jurisdiction.

“Company Group” means, collectively, Sellers, the Acquired Entities and the Excluded Subsidiaries and each of the foregoing is individually a “Group Company”.

“Consent” means any consent, approval, franchise, order, License, Permit, waiver or authorization, or registration, declaration or filing with or exemption, notice, application, or certification, including all Regulatory Approvals.

“Continued Domains” has the meaning set forth in Section 7.11(b).

“Contract” means any contract, purchase order, lease or sublease, License or sublicense, agreement to settle litigation or claims, or other agreement or instrument, including, but not limited to, the Leases.

“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, and (iii) Sections 412 and 4971 of the IRC.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Seller: (i) all copyrights (whether registered or unregistered), all registrations thereof; and all applications in connection therewith, including all registrations, and applications in the United States Copyright Office, the Mexican National Copyright Institute (Instituto Nacional de Derecho de Autor) or in any similar office or agency of any other country or any political subdivision thereof, and (ii) all extensions or renewals thereof.  “Copyrights” expressly excludes copyrights in commercially available computer software licensed under a shrink wrap, click wrap or other similar commercial license.

“Credit Bid” has the meaning set forth in Section 3.2.

“Credit Bid Amount” has the meaning set forth in Section 3.2.

“Cure Costs” means all cash amounts that, pursuant to section 365 of the Bankruptcy Code, will be required to be paid as of the Closing Date to cure any monetary defaults on the part of Sellers under the Assigned Contracts, in each case to the extent such Contract was entered into prior to the commencement of the Bankruptcy Cases and as a prerequisite to the assumption of such Assigned Contracts under section 365 of the Bankruptcy Code; provided, however, in the case of any Contract, such Contract is executory and, in the case of any Lease, such Lease is unexpired.

“Deposit Amount” has the meaning set forth in Section 3.1.

“Deposit Assignment Agreement” means that certain deposit assignment agreement, dated as of the date hereof, by and among Sellers and Buyer, in the form attached hereto as Exhibit C.

“Designation Deadline” has the meaning set forth in Section 2.5(b).

“DIP Budget” means the 13-week cash flow forecast approved in connection with the DIP Facility, as such may be updated from time to time in accordance with the DIP Facility.

“DIP Credit Bid” has the meaning set forth in Section 3.2.

“DIP Facility” means the senior secured superpriority debtor-in-possession term loan credit facility provided to Sellers by the DIP Lenders, as may be approved by the DIP Order.

“DIP Facility Bid Direction Letter” has the meaning set forth in Section 3.2.

“DIP Lenders” means all Persons who are lenders under the DIP Facility, each in its capacity as such.

“DIP Order” means the interim order, substantially in the form attached hereto as Exhibit D, and then Final Order authorizing the DIP Facility, to be entered by the Bankruptcy Court.

“DIP Reversionary Interest” means any amount of Excluded Cash remaining only after all Administrative Expenses, other post-Petition Date expenses, and the Wind-Down Funds have been paid or otherwise satisfied but only to the extent that such amounts are in accordance with the DIP Budget, the DIP Facility, and the Escrow Agreement (as applicable).

“Disclosure Schedules” means the schedules to be delivered to Buyer on behalf of Sellers pursuant to Section 7.9 and incorporated in this Agreement by reference.

“Employees” has the meaning set forth in Section 5.8(a).

“Environmental Claim” means any Action, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal, or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq; and the Mexican General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecológico y Protección al Ambiente) and its regulations; the Mexican National Waters Law (Ley de Aguas Nacionales); and the Mexican General Law for the Prevention and Comprehensive Management of Waste (Ley General para la Prevención y Gestión Integral de Residuos).

“Environmental Liability” means any direct, indirect, pending or threatened indebtedness, liability, claim, loss, damage, fine, penalty, cost, expense, deficiency or responsibility, whether known or unknown, arising under or relating to any Environmental Law, Environmental Permit, or Release, whether based on negligence, strict liability or otherwise, including costs and liabilities for investigation, removal, remediation, restoration, abatement, monitoring, personal injury, property damage, natural resource damages, court costs, and reasonable attorneys’ fees.

“Environmental Notice” means any written directive, written notice of violation or infraction, or other written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

“Equity Securities” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation (however designated), and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of such partnership (however designated), and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests and (iii) with respect to any limited liability company, all membership interests, participations or other equivalents of membership interests of such limited liability company (however designated), and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any corporation, trade, business or entity under common control with any of Sellers within the meaning of Section 414(b), (c), (m), or (o) of the IRC or Section 4001 of ERISA.

“Escrow Agent” means an escrow agent to be mutually agreed to among Buyer and Holdings.

“Escrow Agreement” means an Escrow Agreement, to be entered into prior to the last Mexican Delayed Closing by and among Sellers, Buyer, and the Escrow Agent, in a form to be mutually agreed among Buyer and Holdings.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Cash” means all cash on hand and cash drawn by the Company Group under the DIP Facility, including (i) cash drawn under the DIP Facility at the Closing, sufficient to pay all Administrative Expenses or other post-Petition Date expenses of the Company Group that are accrued but unpaid as of the Closing, but only to the extent set forth in the DIP Budget then in effect and the DIP Facility and (ii) the Wind-Down Funds, but only to the extent set forth in the Escrow Agreement, which cash, in each case of clause (i) and (ii) of the definition of Excluded Cash, shall not be subject to the Liens or claims of Buyer or its Affiliates, except to the extent of the DIP Reversionary Interest.

“Excluded Contract” has the meaning set forth in Section 2.2(c).

“Excluded Employees” has the meaning set forth in Section 2.4(d).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Subsidiaries” means the Subsidiaries of Sellers other than the Acquired Entities.

“Executory Contract” has the meaning set forth in Section 2.5(a).

“Executory Contracts List” has the meaning set forth in Section 2.5(a).

“Expense Reimbursement” has the meaning set forth in Section 10.2(a).

“Extended Contract Period” has the meaning set forth in Section 2.5(b).

“FCPA” has the meaning set forth in the definition of “Anti-Corruption and Trade Control Laws”.

“Final Order” means a final order of the Bankruptcy Court, which shall be in full force and effect and not stayed, and as to which no appeal, petition for certiorari or other proceeding for reconsideration has been timely filed, or if timely filed, such appeal, petition for certiorari or motion to reconsider has been dismissed or denied with no further appeal and the time for filing such appeal has passed, and such order shall not be reversed, vacated, amended, supplemented, or otherwise modified, in each case, without the prior written consent of the Agent or Buyer, each as applicable.

“Fundamental Documents” means the documents of a Person (other than a natural person) by which such Person establishes its legal existence or which govern its internal corporate affairs.  For example, the Fundamental Documents of a corporation would be its charter and bylaws and the Fundamental Documents of a limited liability company would be its certificate of formation and operating agreement.

“GAAP” means generally accepted accounting principles in the United States.

“General Intangibles” means all intangible assets now owned or hereafter acquired by any Seller, including all right, title and interest that such Seller may now or hereafter have in or under any Contract, all payment intangibles, rights in customer lists, Intellectual Property, interest in business associations, Licenses, permits, proprietary or confidential information, technical information, procedures, designs, knowledge, know‑how, software, data bases, data, skill, expertise, experience, processes, rights in models, rights in drawings, goodwill, all rights and claims in or under insurance policies (including insurance for directors and officers, fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life and business interruption insurance, and all unearned premiums), uncertificated securities, checking and other bank accounts, rights to receive Tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Equity Securities and investment property, and rights of indemnification.

“Governmental Authority” shall mean any (i) nation, state, province, tribal, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, provincial, municipal, foreign, or other government; (iii) governmental or quasi‑governmental authority of any nature (including any government agency, ministry, branch, department, official, or entity and any court or other tribunal); (iv) multi‑national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means any substance, material or waste that is regulated by, or forms the basis of liability under, any Environmental Laws, including, but not limited to, any material or substance that is (i) defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (ii) petroleum or any fraction or by-product thereof, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs), any radioactive substance, polyvinyl chloride, radon, lead-based paint or toxic mold.

“Holdings” has the meaning set forth in the Preamble.

“HSR Act” has the meaning set forth in the definition of “Antitrust Laws”.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” shall mean, with respect to any Person, without duplication:

(a)          obligations of such Person for borrowed money, or otherwise evidenced by bonds, debentures, notes or similar instruments;

(b)          all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, other than any such obligation made in the ordinary course of business;

(c)          all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies or other property or services incurred in the ordinary course of such Person’s business);

(d)          all obligations of such Person under leases which have been or should be treated, in accordance with GAAP, as capitalized lease obligations of such Person;

(e)          all obligations of others secured by any Lien on property or assets owned or acquired by such Person pursuant to an obligation referred to in clauses (a) –(d) or (f)-(h) of this definition, whether or not the obligations secured thereby have been assumed, other than any such obligation made in the ordinary course of business;

(f)          all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof);

(g)          all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business to the extent drawn);

(h)          all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; and

(i)          all accounts payable to the extent not yet paid and overdue by more than 60 days from the date originally required for payment thereof.

“Indemnification Claims” means claims for indemnification of any present or former officer, director, employee, partner or member of any Seller whether arising under bylaws, certificates of formation or other formation documents, or Contract arising prior to the Closing Date.

“Instruments” means all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by any Seller, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, chattel paper.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, Trade Secrets, and internet domain names, and other intellectual property of any kind, owned or licensed by any Seller and used or held for use in connection with the Business, all goodwill used in the operation of the Business, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interim Closing Period” has the meaning set forth in Section 7.11(b).

“Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Seller, wherever located, and, without limiting the foregoing, all (i) inventory, (ii) merchandise, (iii) goods and other personal property, (iv) raw materials, work or construction in process, (v) finished goods, returned goods, or materials or supplies of any kind, nature or description and (vi) products, equipment, and appliances, whether owned or on order, including all embedded software.

“IRC” means the Internal Revenue Code of 1986.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of the following individuals: Carolyne Cesar, Diana Abril, Manuel Senderos and Gonzalo Mones.

“Laws” means any federal, state, provincial, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule, regulation, Order, code, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority.

“Leased Real Estate” means all real property leased by any Group Company and used in connection with the Business.

“Leases” has the meaning set forth in Section 5.3(b).

“LFCE” has the meaning set forth in the definition of “Antitrust Laws”.

“Liabilities” means any and all debts, losses, liabilities, claims, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due and any out-of-pocket costs and expenses (including reasonable attorneys’, accountants’ or other fees and expenses).

“License” means any licenses, franchises, Consents, approvals and any Permits, including Permits of or registrations with any Governmental Authority; but expressly excluding any license or sublicense of Intellectual Property.

“Liens” means any mortgage, pledge, hypothecation, security interest, encumbrance, easement, license, encroachment, servitude, consent, option, lien, put or call right, right of first refusal, voting right, charge, lease, sublease, right to possession or other restrictions or encumbrances of any nature whatsoever.

“Local Transfer Instruments” means the agreements, certificates and instruments required by applicable Law to effect the transfer of the Acquired Equity Interests in the manner contemplated by this Agreement.

“Material Adverse Effect” means any fact, condition, change, violation, inaccuracy, circumstance, effect, event, or occurrence that individually or in the aggregate has had, or would be reasonably likely to have, a material adverse change in or material adverse effect on the Acquired Assets or the Business (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole, but excluding (a) any change or effect to the extent that it results from or arises out of (i) the pendency of the Bankruptcy Cases, operating in bankruptcy, or the financial condition of Target Group, (ii) the execution and delivery of this Agreement or the announcement thereof or consummation of the transactions contemplated hereby, (iii) changes in (or proposals to change) Law, generally accepted accounting principles, or other accounting regulations or principles, or (iv) any action contemplated by this Agreement or taken at the request of Buyer; (b) the failure to meet any projections guidance, budgets, forecasts or estimates; provided, however, that the exception in this clause (b) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (c) any change or effect generally applicable to (i) the industries and markets in which the Business operates or (ii) economic or political conditions or the securities or financial markets in any country or region; (d) any outbreak or escalation of hostilities or war or any act of terrorism; or (e) any occurrence, threat, or effects of a disease outbreak, epidemic, pandemic, or similar widespread public health concern, which results in mandates or Governmental Order from Governmental Authorities to self-quarantine, or extended shutdown of certain businesses.

“Material Contract” and “Material Contracts” has the meaning set forth in Section 5.7(a).

“Mexican Closing Conditions” has the meaning set forth in Section 7.13(a).

“Mexican Delayed Assets” means the Equity Securities of AgileThought Servicios de Tecnología, S.A.P.I. de C.V. and AgileThought Soluciones en Tecnología, S.A.P.I. de C.V.

“Mexican Delayed Closing” has the meaning set forth in Section 7.13(b).

“Mexican Delayed Closing Date” has the meaning set forth in Section 7.13(b).

“Mexican Delayed Liabilities” has the meaning set forth in Section 7.13(a).

“Mexican Entities” means AgileThought Digital Solutions, S.A.P.I. de C.V., Anzen Soluciones SA de CV, Faktos Inc. SAPI de CV, Cuarto Origen, S. de R.L. de C.V., AgileThought Mexico, S.A. de C.V., AN Evolution S. de R.L. de C.V., Facultas Analytics, S.A.P.I. de C.V., AN Data Intelligence, S.A. de C.V., AN Extend, S.A. de C.V., AN UX, S.A. de C.V., AGS Alpama Global Services México, S.A. de C.V., AgileThought Servicios Mexico, S.A. de C.V., AgileThought Servicios Administrativos, S.A. de C.V., Entrepids Mexico, S.A. de C.V., and any other entity formed under applicable Laws to the extent designated by Buyer pursuant to Section 2.5(f).

“Mexican Tax Assessment” means the tax assessments issued by the Mexican Tax Administration Service (Servicio de Administración Tributaria) on March 12, 2021 and February 18, 2022 against AgileThought Digital Solutions, S.A.P.I. de C.V., formerly known as North American Software, S.A.P.I. de C.V., and on March 16, 2021 and September 1, 2023 against Anzen Soluciones, S.A. de C.V. for income tax, value added tax, and employees profit sharing payables.

“Mexico” means the United Mexican States.

“Mexico Asset Transfer Agreements” means the Mexico Business Asset Transfer Agreements (including the schedules and exhibits) attached as Exhibit F.

“Mexico Customer Contract” has the meaning set forth in Section 7.2(b).

“Mexico Transferred Employees” has the meaning set forth in Section 7.2(d).

“Multiemployer Plan” shall have the meaning as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“New Mexico Entities” means AgileThought, S.A.P.I. de C.V., AgileThought Servicios de Tecnología, S.A.P.I. de C.V., AgileThought Soluciones en Tecnología, S.A.P.I. de C.V., and AgileThought Technology Services, S.A.P.I. de C.V.

“New Mexico Entity Operational Time” has the meaning set forth in Section 7.2(a).

“Non-Recourse Parties” has the meaning set forth in Section 12.12.

“Omitted Contract” has the meaning set forth in Section 2.5(c)(i).

“Omitted Contract Designation” has the meaning set forth in Section 2.5(c)(i).

“Omitted Contract Notice” has the meaning set forth in Section 2.5(c)(ii).

“Operating Agreement” has the meaning set forth in Section 9.2(b).

“Order” means any judgment, order, administrative order, writ, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any governmental Action.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Party” or “Parties” means, individually or collectively, as applicable, Buyer and Sellers.

“Patents” means all of the following now owned or hereafter acquired by any Seller: (a) all letters patent, inventions, patents and patent rights of the United States, Mexico or of any other country, all registrations thereof, and all applications for letters patent, inventions, patents and patent rights of the United States, Mexico or of any other country, including registrations and applications in the United States Patent and Trademark Office, the Mexican Institute of Industrial Property (Instituto Mexicano de la Propiedad Industrial) or in any similar office or agency of the United States, any state or territory thereof, Mexico, or any other country or any political subdivision thereof, and (b) all reissues, continuations, continuations‑in‑part or extensions thereof.

“Permits” means all approvals, authorizations, certificates, consents, franchises, variances, licenses, and permits issued by or in favor of any Seller by any federal, state, provincial, local, municipal or other governmental, quasi-governmental, or private authorities, districts or jurisdictions (including all applications, renewal applications, documents filed, or fees paid in connection therewith).

“Permitted Liens” means (i) any Liens specifically set forth in Section 5.3(a) of the Disclosure Schedules, (ii) statutory Liens for current and future Taxes, assessments or other governmental charges, including water and sewage charges, in each case not yet due and payable, or (other than any Taxes owed to Governmental Authorities) being contested in good faith and for which adequate reserves have been taken in accordance with GAAP but, in no case, of an amount in excess of $1,000,000 (or local currency equivalent), (iii) mechanic’s, materialman’s, warehouseman’s, carrier’s and similar liens for labor, materials or supplies arising by operation of Law in the ordinary course of business or which could not have a Material Adverse Effect, (iv) purchase money security interests arising in the ordinary course of business and created at or about the time of acquisition of, and solely on, the asset on which such Lien exists, (v) rights of landlords or grantees in respect of any Leased Real Estate pursuant to the terms and conditions of the Leases in effect as of the date hereof, as may be modified by the Sale Order, (vi) present and future zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Estate or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Estate which are not violated by (A) the current use or occupancy of such Leased Real Estate, (B) the proposed use, occupancy or development thereof by the Business as currently contemplated or (C) the operation of the Business, or any violation of which could not have a Material Adverse Effect, (vii) easements, covenants, conditions, restrictions and other similar matters affecting title to such Leased Real Estate and other title encumbrances which encumber the Leased Real Estate as of the date hereof and which do not, individually or in the aggregate, materially impair the use, occupancy, maintenance, repair or development of such Leased Real Estate or the operation of the Business, (viii) any Lien incurred under or pursuant to the DIP Facility, (ix) any Lien that, pursuant to Section 363(f) of the Bankruptcy Code, will be released pursuant to the Sale Order, (x) any lien constituting or arising in connection with a non-exclusive Intellectual Property license or sublicense granted by a Group Company, (xi) consents by any Group Company or any former owner of the Leased Real Estate for the erection of any structure or structures on, under or above any street or streets on which the Leased Real Estate may abut, (xii) non-material variations between tax lot lines and lines of record title, (xiii) with respect to the Leased Real Estate, the terms and conditions of the Leases with respect to encumbrances to title or limitation on the tenants right to use of such Leased Real Estate, and (xiv) any valid, perfected, and unavoidable Lien having priority over the Lien securing the Pre-Petition Credit Facility but only the extent such Lien and its priority were permitted under the Pre-Petition Credit Facility.

“Person” shall be construed broadly and means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other business entity or a Governmental Authority.

“Petition Date” has the meaning set forth in the Recitals.

“Pre-Closing Straddle Period Taxes” means (i) the amount of property and ad valorem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator is the number of days in the entire Straddle Period and (ii) the amount of Taxes (other than property and ad valorem Taxes) for the portion of the Straddle Period ending on the Closing Date determined on an interim closing of the books basis as of the end of the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Petition Bid Direction Letter” has the meaning set forth in Section 3.2.

“Pre-Petition Credit Bid” has the meaning set forth in Section 3.2.

“Pre-Petition Credit Facility” means that certain Financing Agreement dated as of May 27, 2022 (as amended, restated, amended and restated, supplemented or modified prior to the date hereof), by and among Holdings, AN Global, as borrower, the subsidiaries of Holdings party thereto, as guarantors, the lenders party thereto from time to time, and the Agent, as administrative agent and collateral agent for the Pre-Petition Secured Lenders.

“Pre-Petition Secured Lenders” means the lenders from time to time party to the Pre-Petition Credit Facility.

“Purchase Price” has the meaning set forth in Section 3.2.

“Registered Intellectual Property” has the meaning set forth in Section 5.5(c).

“Regulatory Approvals” means all Consents and other authorizations reasonably required to be obtained from, or any filings required to be made with, any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

“Rejection Damages Claims” means all claims arising from or related to the rejection of a Contract under section 365 of the Bankruptcy Code, including any administrative expense claims arising from the rejection of Contracts previously assumed.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface, or subsurface strata or within any Structure, facility, or fixture).

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief operating officer, chief financial officer, controller and chief accounting officer, vice president of finance or treasurer of such Person.

“Sale” has the meaning set forth in the Recitals.

“Sale Order” means an Order of the Bankruptcy Court, to be issued by the Bankruptcy Court pursuant to sections 105, 363 and 365 of the Bankruptcy Code in a form and substance acceptable to Buyer approving, among other things, the Sale, to be in form and substance acceptable to Buyer.

“Sanctioned Country” is defined in Section 5.16(b).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under any Anti-Corruption and Trade Control Law, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) above; or (iii) any national of a Sanctioned Country.

“Securities Act” means the Securities Act of 1933.

“Selected Courts” has the meaning set forth in Section 12.2(a).

“Seller Representatives” means Sellers’ directors, officers, employees, advisors, attorneys, accountants, consultants, financial advisors, investment bankers, or other agents or representatives.

“Sellers” has the meaning set forth in the Preamble.

“Specialized Services Provider” has the meaning set forth in Section 5.8(c).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Structures” means, collectively, buildings, structures, and fixtures on, and other improvements to, the Leased Real Estate.

“Subsidiary” or “Subsidiaries” means for any Person, any other Person or Persons of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Group” means, collectively, Sellers and the Acquired Entities, and each of the foregoing is individually a “Target Company”.

“Tax” or “Taxes” means (i) any federal, state, provincial, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, goods and services, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, escheat, unclaimed property, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and (ii) liability for items in (i) of any other person by Contract (other than any Contract the principal subject matter of which is not Taxes) or operation of Law (including Treasury Regulation Section 1.1502‑6).

“Tax Proceeding” has the meaning set forth in Section 8.2.

“Tax Returns” means any return, report, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes or any amendment thereof.

“Title IV Plan” means each Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Sections 412 or 4971 of the IRC.

“Trade Secrets” means all confidential and proprietary information now owned or hereafter acquired by any Seller, used in the Business for commercial advantage and not generally known or reasonably ascertainable, including know-how, trade secrets, manufacturing and production processes and techniques, research and development information, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Trademarks” means all of the following now owned or hereafter acquired by any Seller:  (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, slogans, brand names, and other source or business identifiers (whether registered or unregistered), all registrations thereof, and all applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office, the Mexican Institute of Industrial Property (Instituto Mexicano de la Propiedad Industrial), or in any similar office or agency of the United States, any state or territory thereof, Mexico, or any other country or any political subdivision thereof; (ii) all reissues, extensions or renewals thereof; and (iii) all goodwill of the Business associated with or symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Deposit Assignment Agreement, the Escrow Agreement, the Local Transfer Instruments, the Operating Agreement, the Mexico Asset Transfer Agreements, and any other agreements, documents and instruments to be executed and delivered pursuant to this Agreement.

“Transaction Taxes” has the meaning set forth in Section 8.1.

“Transferred Employees” means those (a) employees of Sellers and (b) employees of the Mexican Entities, in each case, to whom Buyer extends an offer of employment and that accept such offer in accordance with, in the case of clause (a), this Agreement, and in the case of clause (b), Section 7.2.

“Treasury Regulations” means one or more Treasury regulations promulgated under the IRC by the Treasury Department of the United States.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York.

“US NewCo” means AgileThought Latam LLC.

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state, local, provincial or foreign law.

“Wind-Down Escrow Account” means the account established pursuant to the Escrow Agreement into which the Wind-Down Funds will be deposited in accordance with Section 7.12.

“Wind-Down Funds” means an amount to be used to satisfy costs and expenses of winding down Sellers’ and Excluded Subsidiaries’ estates following the Closing Date, as determined in accordance with Section 7.12.

Section 1.2          Headings; Table of Contents.  Headings and table of contents should be ignored in constructing this Agreement.

Section 1.3          Information.  References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

Section 1.4          Interpretation.

(a)         When a reference is made in this Agreement to an Article, Section, Annex, Schedule, or Exhibit, such reference shall be to an Article or Section of, or an Annex, Schedule, or Exhibit to, this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive.  The word “will” shall be construed to have the same meaning as the word “shall”. References to “written” or “in writing” include in electronic form.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such instrument or statute as from time to time amended, modified or supplemented, including, in the case of agreements, any waiver or consent, and, in the case of statutes, by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein unless expressly stated to refer to such as at a particular date, in which case such reference shall be to such agreement, instrument or statute as at that particular date. All references in this Agreement to “$” or other monetary amounts are intended to refer to U.S. dollars. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days unless Business Days are expressly specified.  References to a Person are also to its permitted successors and assigns.

(b)         Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

(c)          In the event of any inconsistency between the provisions of this Agreement and the terms of the Approval Order or the Sale Order, this Agreement shall control.

ARTICLE II
PURCHASED SALE OF ASSETS;
ASSUMPTION OF LIABILITIES

Section 2.1         Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall (or shall cause a Buyer Designee to) purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Buyer (or a Buyer Designee), pursuant to and in accordance with the Sale Order, all of Sellers’ right, title and interest in, to and under the Acquired Assets, free and clear of all Liens, claims (as defined in section 101(5) of the Bankruptcy Code) and interests other than the Permitted Liens and Assumed Liabilities.  “Acquired Assets” means all of Sellers’ assets (other than the Excluded Assets), including the assets set forth as follows:

(a)        all Equity Securities held by any Seller in any Acquired Entity listed on Schedule 2.1(a), as such schedule may be amended from time to time by Buyer pursuant to Section 2.5 (the “Acquired Equity Interests”);

(b)         cash, cash equivalents, all prepayments (including all prepayments made to third party vendors), deferred assets, refunds, cash held in reserve, deposits made by Sellers to any third parties, credits or overpayments, except for the Excluded Cash;

(c)          all Contracts listed or described on Schedule 2.1(c), as such schedule may be amended from time to time by Buyer pursuant to Section 2.5 (the “Assigned Contracts”);

(d)         all Accounts Receivables;

(e)          all Inventory;

(f)          all furniture, fixtures, equipment, marketing materials, merchandise and other personal property;

(g)          to the extent transferable pursuant to applicable Law, all Permits required for Sellers to conduct the Business as currently conducted or for the ownership, operation, use, maintenance, or repair of any of the Acquired Assets;

(h)         all Books and Records;

(i)          all Intellectual Property;

(j)          all General Intangibles;

(k)         all guarantees, representations, warranties and indemnities associated with the operation of the Business, including in respect of any Assumed Liabilities;

(l)          all insurance policies of Sellers listed on Schedule 2.1(l) and any claims thereunder;

(m)        all goodwill associated with, or relating to, the Business or the Acquired Assets;

(n)         all claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes) relating to the Acquired Assets set forth in Sections 2.1(a)-(q); provided, commercial tort claims shall not be an Acquired Asset;

(o)        all refunds, credits or overpayments or other receivables for Taxes, including Pre-Closing Straddle Period Taxes, that may be due for Pre-Closing Tax Periods (other than any refunds, credits, overpayments, or other receivables with respect to Taxes paid by Sellers after the Closing);

(p)         all claims of any Seller against any Excluded Subsidiary or other Group Company and any claim of any nature by any Seller against any present or former officer, director, employee, partner, member, Representative or agent of any member of any Seller, whether arising by way of counterclaim or otherwise; and

(q)          rights with respect to proofs of claim filed by or on behalf of any of Sellers in any bankruptcy case other than the Bankruptcy Cases of Sellers.

It is acknowledged and agreed that, except where specifically provided, this Section 2.1 speaks only to the assets, properties, claims and rights of Sellers, and that, for the avoidance of doubt, no provision of this Section 2.1 shall be construed to limit the scope of the assets acquired by Buyer indirectly through its acquisition of the Acquired Entities and the Acquired Equity Interests hereunder, it being understood that Buyer shall indirectly acquire all such assets, properties, claims and rights except as otherwise expressly provided herein.
Section 2.2         Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, Buyer shall not acquire and shall not be deemed to have acquired, any Excluded Assets and Sellers and their Affiliates shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” means Sellers’ properties and assets set forth as follows:

(a)          Equity Securities of each Seller;

(b)          unless set forth on Schedule 2.1(c), any properties, rights and assets under any Benefit Plan;

(c)          any Contracts of Sellers that are not Assigned Contracts (each, a “Excluded Contract”);

(d)          unless and until otherwise designated by Buyer pursuant to Section 2.1(a), Equity Securities of the Excluded Subsidiaries and the Mexican Entities;

(e)          subject to Section 7.2(d), any assets or Contracts of the Mexican Entities;

(f)          any confidential personnel and medical records pertaining to any employee of any Seller and its Affiliates who is not a Transferred Employee;

(g)          rights of Sellers under this Agreement (including the Purchase Price);

(h)          subject to the DIP Facility, retainers held by any professional retained by Sellers, and any funds of Sellers held in escrow or reserve with respect to the fees and expenses of any professional retained by Sellers;

(i)          Sellers’ (i) Fundamental Documents and stock and minute books, and (ii) documents protected by any applicable privilege, including attorney-client or attorney work product privilege;

(j)          Excluded Cash, except to the extent of the DIP Reversionary Interest;

(k)         any claims and causes of action arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 553(b), or 724(a) of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable state-law equivalents; and

(l)          Sellers’ director and officer insurance (including any tail policies or coverage thereon).

It is acknowledged and agreed that, except where specifically provided, this Section 2.2 speaks only to the retained assets of Sellers, and that, for the avoidance of doubt, no provision of this Section 2.2 shall apply to or shall be construed to limit the scope of the assets, properties, claims and rights acquired by Buyer indirectly through its acquisition of the Acquired Entities and the Acquired Equity Interests hereunder, it being understood that Buyer shall indirectly acquire all such assets, properties, claims and rights except as otherwise expressly provided herein.
Section 2.3         Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall (or shall cause Buyer Designee to) assume and be responsible for, effective as of the Closing, and thereafter pay, honor, perform and discharge as and when due, all of the Assumed Liabilities.  “Assumed Liabilities” means the liabilities and obligations of Sellers set forth as follows:

(a)          all Liabilities of Sellers relating to or arising under Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and to the extent such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers or their Affiliates on or prior to the Closing (other than as it pertains to the Cure Costs as set forth in Section 2.3(h));

(b)         all Liabilities of Sellers (other than in respect of Taxes) relating to, or arising in respect of, the Acquired Assets accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing after the Closing Date or the operation of the Business or the Acquired Assets after the Closing Date;

(c)          (i) Taxes with respect to the Acquired Assets or the Business for any taxable period beginning after the Closing Date and for any Straddle Period (other than Pre-Closing Straddle Period Taxes) and (ii) the Transaction Taxes;

(d)          all Liabilities of Sellers relating to Transferred Employees accruing from and after the Closing Date, to the extent arising out of or relating to their employment by Buyer or any of its Affiliates;

(e)          all Liabilities of Sellers relating to accrued and unpaid vacation or paid time off obligations of Transferred Employees;

(f)           to the extent lawfully transferable, all obligations, commitments and Liabilities under any Permits assigned to Buyer hereunder;

(g)         undisputed post-Petition Date accrued trade payables of Sellers incurred in the ordinary course of business that are reflected in the DIP Budget with respect to the Acquired Assets to the extent not paid by Sellers at or prior to Closing and in an amount no greater in the aggregate than an amount equal to (1) $1,000,000, less (2) any amounts paid by Sellers for such Liabilities at or prior to the Closing; and

(h)         any Cure Costs owed in connection with the Assigned Contracts.

It is acknowledged and agreed that, except where specifically provided, this Section 2.3 speaks only to the Liabilities assumed from Sellers, and that, for the avoidance of doubt, no provision of this Section 2.3 shall apply to or shall be construed to limit the scope of the Liabilities acquired by Buyer indirectly through its acquisition of the Acquired Entities and the Acquired Equity Interests hereunder, it being understood that Buyer shall indirectly acquire all such Liabilities except as otherwise expressly provided herein.

Section 2.4          Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume, and shall be deemed not to have assumed, any Liabilities relating to the Business of Sellers or any Affiliate of Sellers and Sellers and their Affiliates shall be solely and exclusively liable with respect to all such Liabilities, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including those Liabilities set forth as follows:

(a)          any Liability of any Seller relating to any Excluded Asset;

(b)          all Liabilities under Indebtedness of the type referred to in clause (a) of the definition thereof of Sellers (including any Indebtedness or accounts payable owing from any Seller to an Affiliate of such Seller);

(c)          except for any Liabilities for Taxes that are Assumed Liabilities, all Tax Liabilities for Pre-Closing Tax Periods, including Pre-Closing Straddle Period Taxes, and any Tax Liabilities of Sellers arising from the transactions contemplated by this Agreement;

(d)          all Liabilities of Sellers relating to employees of Excluded Subsidiaries and Sellers that are not Transferred Employees (“Excluded Employees”);

(e)          unless set forth on Schedule 2.1(c), all Liabilities of Sellers arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by any Seller of any employee, or independent contractor on or before the close of business on the Closing Date, (ii) employment or labor Actions accruing either directly or indirectly against Seller that relate to the period on or before the close of business on the Closing Date, irrespective of whether such claims are made prior to or after the Closing and (iii) any Benefit Plan (including all Liabilities to the IRS or Department of Labor);

(f)          all Rejection Damages Claims;

(g)         any tort Liabilities of any Seller based on any acts, omissions, or conditions occurring or existing prior to the Closing Date;

(h)       all Environmental Liabilities relating to, resulting from, caused by or arising out of ownership, operation or control of the Business, to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing prior to the Closing Date;

(i)        all Actions against each Seller, any of their respective assets, the Business and any of their past or present operations or activities;

(j)        the obligations under the Credit Agreement, dated as of November 22, 2021, by and among Holdings and AgileThought Mexico, S.A. de C.V., as borrowers, AN Global LLC, as Intermediate Holdings, the lenders party thereto from time to time, and GLAS USA LLC, as administrative agent, and GLAS Americas LLC, as collateral agent;

(k)         any Tax obligations of the Mexican Entities or any other Group Company, in each case, other than the Acquired Entities;

(l)          those Liabilities specifically set forth on Schedule 2.4(l); and

(m)        all Indemnification Claims.

Section 2.5      Contract Designation Rights and Acquired Entities.

(a)         Schedule 2.1(c) sets forth a list (the “Executory Contracts List”) of all Contracts and Leases of Sellers that are subject to assumption or rejection pursuant to Section 365 of the Bankruptcy Code (each, an “Executory Contract”), and, following the date of this Agreement but prior to the date that is three (3) days prior to the Auction, Sellers will add thereto their good-faith estimate of the Cure Costs associated with each Executory Contract. Sellers shall supplement such Executory Contracts List prior to the Designation Deadline to add or remove any Executory Contracts inadvertently included or excluded from such schedule (and such supplement shall be acceptable (or not acceptable) to Buyer in its sole discretion) as soon as reasonably practicable following discovery of inadvertent inclusion or exclusion, but in no event later than three (3) Business Days following such discovery.

(b)         At any time prior to the Closing Date (the “Designation Deadline”), Buyer will have the right to amend or supplement Schedule 2.1(c) to (i) designate an Executory Contract as an Excluded Contract, and upon such designation such Executory Contract will constitute an Excluded Asset, and (ii) designate an Executory Contract as an Assigned Contract and upon such designation such Executory Contract will constitute an Acquired Asset and will be conveyed to Buyer, subject to Bankruptcy Court approval, under this Agreement effective as of at Closing.  All Executory Contracts that are not designated by Buyer as an Assigned Contract in Schedule 2.1(c) prior to the Designation Deadline shall not be considered Assigned Contracts or Acquired Assets and shall automatically be deemed Excluded Contracts (and for the avoidance of doubt, Buyer shall not be responsible for any related Cure Costs); provided, however, that if an Executory Contract is subject to a cure dispute or other dispute as to the assumption or assignment of such Executory Contract that has not been resolved to the mutual satisfaction of Buyer and Sellers prior to the Designation Deadline, then the Designation Deadline shall be extended (but only with respect to such Executory Contract and only while Buyer pays the ordinary course costs and expenses arising in connection with such Executory Contract) to no later than the earlier of (A) the date on which such dispute has been resolved to the mutual satisfaction of Buyer and Sellers, (B) sixty (60) days following the Closing Date, (C) the date on which such Executory Contract is either no longer permitted to be assumed or assigned or deemed rejected pursuant to 11 U.S.C. § 365(d)(2) or (4) and (D) the date required by the Bankruptcy Court and set forth in the Sale Order (the “Extended Contract Period”).  If such Executory Contract is not expressly assumed by Buyer in writing by the end of such Extended Contract Period, such Executory Contract shall be automatically deemed an Excluded Contract.

(c)          Omitted Contracts.

(i)          If following the Designation Deadline but prior to the expiration of the Extended Contract Period (to the extent applicable), it is discovered that an Executory Contract should have been listed on Schedule 2.1(c) but was not listed on Schedule 2.1(c) (any such Executory Contract, a “Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than three (3) Business Days following the discovery thereof), notify Buyer in writing of such Omitted Contract and all Cure Costs (if any) for such Omitted Contract, and provide Buyer a copy of such Omitted Contract.  Buyer shall thereafter deliver written notice to Sellers, no later than five (5) Business Days following notification of such Omitted Contract from Sellers, designating such Omitted Contract as an Assigned Contract or Excluded Contract (a “Omitted Contract Designation”).  An Omitted Contract designated in accordance with this Section 2.5(c)(i) as an Excluded Contract, or with respect to which Buyer fails to timely deliver an Omitted Contract Designation, shall be an Excluded Contract.

(ii)         If Buyer designates an Omitted Contract as an Assigned Contract in accordance with Section 2.5(c)(i), Sellers shall serve a notice (the “Omitted Contract Notice”) on the counterparties to such Omitted Contract notifying such counterparties of the Cure Costs with respect to such Omitted Contract and Sellers’ intention to assume and assign such Omitted Contract in accordance with this Section 2.5.  The Omitted Contract Notice shall provide the counterparties to such Omitted Contract with seven (7) Business Days to object, in writing to Sellers and Buyer, to the Cure Costs or the assumption of its Contract.  If the counterparty to an assumed Omitted Contract files an objection to the Cure Costs in a manner that is consistent with the Bidding Procedures, and Sellers, Buyer, and counterparty are unable to reach a consensual resolution with respect to the objection, Sellers shall seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs, if any, and approve the assumption of the relevant Omitted Contract.  If no objection to the Cure Costs is served on Sellers and Buyer, Sellers shall seek an order of the Bankruptcy Court, including by filing a certification of no objection, fixing the Cure Costs and approving the assumption of the Omitted Contract.  In the event the Bankruptcy Court determines the Cure Costs in a manner not acceptable to Buyer, Buyer reserves the right to designate such Omitted Contract as an Excluded Contract.  Buyer shall be responsible for all Cure Costs relating to the Omitted Contracts that are designated as an Assigned Contract.

(d)        To the maximum extent permitted by the Bankruptcy Code and subject to the other provisions of this Agreement, on the Closing Date, Sellers shall assign the Assigned Contracts to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code and the Sale Order, subject to payment by Buyer of the Cure Costs.

(e)         Nothing in this Agreement shall be construed as an attempt by Sellers to assign any Executory Contract to the extent that such Executory Contract is not assignable under the Bankruptcy Code or otherwise without the consent of the other party or parties thereto, if applicable law would require such consent, and the consent of such other party has not been given or received, as applicable.  With respect to any Assigned Contract for which the consent of a party thereto to the assignment thereof shall not have been obtained at Closing and any claim, right or benefit arising thereunder or resulting therefrom, to the extent Buyer waives the condition set forth in Section 9.2(i) (to the extent applicable), prior to the Closing Date, Sellers and Buyer shall use their reasonable good faith efforts to obtain as expeditiously as possible the written consent of the other party or parties to such Assigned Contract necessary for the assignment thereof to Buyer.  Unless and until any such consent, waiver, confirmation, novation or approval is obtained, Sellers and Buyer shall cooperate to establish an arrangement reasonably satisfactory to Sellers and Buyer under which Buyer would obtain the claims, rights and benefits and assume the corresponding Liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement).  In such event, (i) Sellers will hold in trust for and promptly pay to Buyer, when received, all moneys received by them under any such Executory Contract or any claim, right or benefit arising thereunder and (ii) Buyer will promptly pay, perform or discharge, when due, any and all obligations and Liabilities arising thereunder, other than those being contested in good faith.  Buyer acknowledges that no adjustment to the Purchase Price shall be made for any such Executory Contracts that are not assigned and that Buyer shall have no claim against Sellers in respect of such unassigned Executory Contracts.  Nothing in this paragraph shall be deemed a waiver of Buyer’s right to receive an effective assignment of all of the Acquired Assets at Closing nor shall any Executory Contracts covered by this paragraph be deemed to constitute Excluded Assets solely by virtue of this paragraph.

(f)          Further notwithstanding anything in this Agreement to the contrary, by written notice to Sellers, Buyer may, in its sole and absolute discretion, amend or revise Schedule A and Schedule 2.1(a) at any time and from time to time prior to the date that is two (2) Business Days prior to the Closing Date, in order to add any direct or indirect Subsidiary of Sellers to such schedules (and such added Subsidiary shall be automatically included as an Additional Seller for purposes of Schedule A or an Acquired Entity for purposes of Schedule 2.1(a)), or remove any direct or indirect Subsidiary of Sellers from such schedules (and such removed Subsidiary shall be automatically deemed an Excluded Subsidiary for purposes of this Agreement).  Only those Subsidiaries on the final Schedule A and Schedule 2.1(a) as of the date that is two (2) Business Days prior to the Closing Date shall be considered Additional Sellers and Acquired Entities, respectively.

ARTICLE III
PURCHASE PRICE

Section 3.1       Good Faith Deposit.  Simultaneous with the execution of this Agreement, Sellers, the Pre-Petition Secured Lenders (on behalf of Buyer) shall execute the Deposit Assignment Agreement, pursuant to which such Pre-Petition Secured Lenders shall contingently assign $10,000,000 of secured claims under the Pre-Petition Credit Facility to Sellers (the “Deposit Amount”).  The Deposit Amount shall be retained by Sellers in the following circumstances: (i) at the Closing, at which time such Deposit Amount shall be credited against the Purchase Price as set forth in Section 3.2; or (ii) if this Agreement is terminated under the circumstances set forth in Section 10.2(d).  Except as described in the previous sentence, the claims under the Pre-Petition Credit Facility in the amount of the Deposit Amount shall be deemed to have been re-assigned back to Buyer (or the Pre-Petition Secured Lenders) upon termination of this Agreement.

Section 3.2      Purchase Price.  On the terms and subject to the conditions hereof, at the Closing, Buyer shall (i) decrease the amount of principal due under the loans due under the Pre-Petition Credit Facility pursuant to the credit bid of such amount, by the Agent on behalf of the Pre-Petition Secured Lenders, pursuant to an irrevocable instruction letter attached hereto as Exhibit E-1 (the “Pre-Petition Bid Direction Letter”) (such portion of the Purchase Price, the “Pre-Petition Credit Bid”), (ii) decrease the amount of obligations due under the DIP Facility by the amount under the DIP Facility as of the Closing Date pursuant to the credit bid of such amount, by the Agent on behalf of the DIP Lenders, pursuant to an irrevocable instruction letter attached hereto as Exhibit E-2 (the “DIP Facility Bid Direction Letter” and, together with the Pre-Petition Bid Direction Letter, the “Bid Direction Letters”) (such portion of the Purchase Price, the “DIP Credit Bid” and, together with the Pre-Petition Credit Bid, the “Credit Bid” and the sum of the amounts set forth in (i)-(ii), the “Credit Bid Amount” which shall be $75,000,000), and (iii) assume the Assumed Liabilities as provided in Section 2.3 (the sum of (i)-(iii) above, the “Purchase Price”).  The payment of the Purchase Price shall be subject to withholding as required by applicable Tax Law; provided, however, that Buyer shall give Sellers at least five days written notice of any Taxes that Buyer or its Affiliates intend to withhold and shall cooperate with Sellers in attempting to minimize any such withholdings.  To the extent any amounts are so withheld and paid over to the appropriate Government Authority, Sellers shall be treated as receiving such amounts under this Agreement.  At the Closing, the Deposit Amount shall be applied to and included in the Credit Bid.

Section 3.3     Allocation of Purchase Price.  The Purchase Price (and any amounts treated as purchase price for U.S. federal income tax purposes, including the Assumed Liabilities) shall be allocated among the various Acquired Assets, in accordance with Section 1060 of the IRC and the applicable Treasury Regulations promulgated thereunder (the “Allocation”).  Buyer shall, not later than 90 days after the Closing Date, prepare and deliver to Sellers a draft of the Allocation for Sellers’ review and comments.  Sellers shall provide comments to the draft Allocation to Buyer within 30 days after delivery of the draft Allocation by Buyer and if Sellers do not provide any comments within such 30 days period, the draft Allocation prepared by Buyer shall be final and binding on the parties.  If a Seller timely makes any comments to the draft Allocation, Buyer and such Seller shall work in good faith to resolve any disputes within 20 days from the date such Seller delivers its comments to Buyer.  Buyer will consider in good faith any timely received reasonable comments provided by such Seller.  Unless otherwise required by a final determination within the meaning of IRC Section 1313 or any equivalent provisions of non-U.S., state or local Tax Law, the Allocation, as finally determined pursuant to this Section 3.3, shall be final and binding on the Parties and Sellers and Buyer shall (a) use such Allocation, as finally determined pursuant to this Section 3.3, for the purpose of making the requisite filings under Section 1060 of the IRC, and the regulations thereunder, (b) report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the IRC, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the IRC) as promptly as possible following the Closing Date and in a manner consistent with such Allocation, and (c) promptly notify the other of the existence of any Tax audit, controversy, or litigation related to such Allocation.  Notwithstanding the allocation of the Purchase Price agreed among the parties hereto pursuant to this Section 3.3 for the aforementioned Tax purposes, nothing in the foregoing shall be determinative of values ascribed to the Acquired Assets or the allocation of the value of the Acquired Assets for any other purpose.

ARTICLE IV
CLOSING

Section 4.1       The Closing.  Upon the terms and subject to the conditions hereof, the closing of the Sale (the “Closing”) shall take place remotely via the exchange of electronic documents by electronic mail at 10:00 a.m. (prevailing Eastern Time), no later than the second (2nd) Business Day after the date upon which all conditions set forth in Article IX hereof have been satisfied or (if permissible) waived (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of those conditions), or at such other place, date and time as the parties may agree in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 4.2       Deliveries at the Closing.

(a)          Sellers shall deliver or shall cause to be delivered to Buyer (or Buyer’s Designee) the following at the Closing:

(i)          bills of sale, assignment agreements and other customary transfer documents necessary to transfer to Buyer (or any of its Affiliates) all right, title and interest of Sellers to or in the Acquired Assets, in form and substance reasonably acceptable to Sellers and Buyer;

(ii)          certificates of service evidencing that all notices of the assumption and assignment of the Assigned Contracts and of the assumption of the Assumed Liabilities have been given in accordance with the terms of this Agreement and the Approval Order;

(iii)          a certificate signed by a Responsible Officer of Holdings (in form and substance reasonably satisfactory to Buyer) certifying that the closing conditions set forth in Section 9.2(e) , (f), and (g) have been satisfied;

(iv)         a certificate signed by a Responsible Officer of each Seller to which is attached: (A) true and correct copies of the Fundamental Documents of such Seller; (B) a certificate reflecting the incumbency and true signatures of the officers of such Seller who execute on behalf of such Seller this Agreement and all other Transaction Documents to which such Seller is a party; and (C) a certificate from the Secretary of State or other applicable Governmental Authority of the State of formation or incorporation, as applicable, dated within ten (10) days of the Closing Date, or, in case of a Seller organized under the laws of Mexico, within 30 to 40 days, with respect to the existence and good standing of such Seller.  The certificate required pursuant to this Section 4.2(a)(iv) shall certify that the documents referred to in clause (A) of the immediately foregoing sentence are true and correct copies, have been duly and validly adopted and have not been amended or altered except as reflected therein;

(v)           a certified copy of the Sale Order as entered by the Bankruptcy Court on the docket;

(vi)          a duly completed and executed IRS Form W-9 from each Seller (or its regarded owner, in the case of a Seller that is an entity treated as disregarded as separate from its owner for U.S. federal income tax purposes);

(vii)         assignment agreements, duly executed by an authorized officer of each applicable Seller, required to assign any Intellectual Property included in the Acquired Assets;

(viii)        the Books and Records;

(ix)          a duly executed counterpart of each Local Transfer Instrument reasonably requested by Buyer;

(x)           each other Transaction Document to which Sellers or Acquired Entities are a party, duly executed by Sellers or Acquired Entities, as applicable; and

(xi)          such other instruments as are reasonably requested by Buyer and otherwise necessary to consummate the Sale and reasonably acceptable to Sellers.

(b)         Buyer shall deliver or cause to be delivered to Sellers, or their designee(s), at the Closing:

(i)            a certificate signed by a Responsible Officer of Buyer certifying that the closing conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied;

(ii)          a certificate signed by a Responsible Officer of Buyer to which is attached: (A) true and correct copies of the Fundamental Documents of Buyer; (B) true and correct copies of the resolutions of the board of directors of Buyer respecting the transactions contemplated by this Agreement and the Transaction Documents; (C) a certificate reflecting the incumbency and true signatures of the officers of Buyer who execute on behalf of Buyer this Agreement and all other Transaction Documents to which Buyer is a party; and (D) a certificate from the Secretary of State or other applicable Governmental Authority of the State of formation or incorporation, as applicable, dated within ten (10) days of the Closing Date, with respect to the existence and good standing of Buyer.  The certificate required pursuant to this Section 4.2(b)(ii) shall certify that the documents referred to in clauses (A) and (B) of the immediately foregoing sentence are true and correct copies, have been duly and validly adopted and have not been amended or altered except as reflected therein;

(iii)          each other Transaction Document to which Buyer or Buyer Designee is a party, duly executed by Buyer or Buyer Designee, as applicable; and

(iv)          such other instruments as are reasonably requested by Sellers and otherwise necessary to consummate the Sale and reasonably acceptable to Buyer.

All such deliveries listed in Section 4.2(a) and Section 4.2(b) shall be made, to the extent applicable, subject to any requirement or in the manner provided by applicable Law, to effectuate, formalize or consummate the transfer, conveyance or assignment of any Acquired Assets in their applicable jurisdiction.
(c)         At Closing, Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 4.2(c), one or more Affiliates of Buyer to (i) purchase specified Acquired Assets; (ii) assume specified Assumed Liabilities; or (iii) employ Transferred Employees, in each case, as of the Closing Date (any Person that shall be properly designated by Buyer in accordance with this clause, a “Buyer Designee”); it being understood and agreed, however, that any such right of Buyer to designate a Buyer Designee is conditioned upon (x) such Buyer Designee being able to perform the applicable covenants under this Agreement and, as applicable, any other Transaction Document to which Buyer is party and demonstrate satisfaction of the requirements of Section 365 of the Bankruptcy Code (to the extent applicable), including the provision of adequate assurance for future performance with respect to the Acquired Assets and Assumed Liabilities, (y) any such designation not creating any Liability for Sellers or their Affiliates that would not have existed had Buyer purchased the Acquired Assets, assumed the Assumed Liabilities or employed Buyer employees, and which Liability is not fully reimbursed by or on behalf of Buyer and (z) such designation not being reasonably expected to cause a delay, or prevent or hinder the consummation of the transactions contemplated by this Agreement.  Prior to or at Closing, Buyer shall make any such designations of Buyer Designees by way of a written notice to be delivered to Sellers, and Buyer Designees shall deliver a signed counterpart to this Agreement or joinder agreement to this Agreement and each other Transaction Document to which Buyer is party.  No such designation shall relieve Buyer of any of its obligations hereunder and any breach hereof by a Buyer Designee shall be deemed a breach by Buyer.  Buyer and Buyer Designees shall be jointly and severally liable for any obligations of Buyer and such Buyer Designees hereunder.  For the avoidance of doubt, and notwithstanding anything to the contrary herein, all Buyer Designees appointed in accordance with this Section 4.2(c) shall be included in the definition of “Buyer” for all purposes under this Agreement and all such Buyer Designees shall be deemed to have made all of the representations and warranties of Buyer set forth in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to Bankruptcy Court approval of this Agreement and except as set forth in the Disclosure Schedules delivered by Sellers to Buyer in accordance with Section 7.9, Sellers jointly and severally represent and warrant to Buyer that:

Section 5.1      Organization, Standing and Corporate Power.  Each Target Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or formed and has the requisite corporate, limited liability or other applicable power and authority to carry on its business as now being conducted.  Each Target Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.  Each Seller has made available to Buyer complete and correct copies of its respective Fundamental Documents, in each case as amended to the date of this Agreement.

Section 5.2       Authority; Noncontravention.

(a)        Subject to the Bankruptcy Court’s entry of the Approval Order and the Sale Order, (i) each Seller has the requisite corporate, limited liability or other applicable power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is or will be a party, and to consummate the transactions contemplated hereby and thereby and (ii) the execution and delivery of this Agreement by each Seller and the other Transaction Documents to which such Seller is or will be a party, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller.  This Agreement has been duly executed and delivered by each Seller and, assuming this Agreement constitutes a valid and binding agreement of Buyer and subject to entry of the Sale Order, constitutes a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and (y) general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(b)         Subject to the Bankruptcy Court’s entry of the Approval Order and the Sale Order, the execution and delivery by each Seller of this Agreement and each Transaction Document to which such Seller is or will be a party does not, and the consummation by each Seller of the transactions contemplated by this Agreement or any other Transaction Documents to which such Seller is or will be a party, and compliance by each Seller with the provisions of this Agreement or any other Transaction Document to which such Seller is or will be a party, does not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any Target Company or Mexican Entity under (i) the Fundamental Documents of any Target Company or Mexican Entity or (ii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to any Seller or its respective properties or assets other than any such conflicts, violations, defaults, rights, losses or Liens that would not have a Material Adverse Effect.

(c)          No Consent of any Governmental Authority, or any third party, is required by or with respect to any Seller or Acquired Entity in connection with the execution and delivery of this Agreement by any Seller and each Transaction Document to which such Seller or an Acquired Entity is or will be a party, or the consummation by such Seller or Acquired Entity of the transactions contemplated hereby and thereby, except for (i) the Consents set forth in Section 5.2(c) of the Disclosure Schedules, (ii) the entry of the Sale Order or the Approval Order by the Bankruptcy Court, (iii) compliance with any applicable requirements of the Exchange Act or Securities Act, (iv) any applicable requirements of any Antitrust Laws and (v) such other Consents as to which the failure to obtain or make would not have a Material Adverse Effect.

Section 5.3       Real Properties.

(a)          The Leased Real Estate constitutes all of the real property (whether leased, subleased or licensed) used in connection with the Business.  No Target Company owns any real property.

(b)         Section 5.3(b) of the Disclosure Schedules lists each lease or sublease, including all amendments, modifications or supplements thereof, pursuant to which a Group Company occupies any Leased Real Estate (collectively, the “Leases”).  Sellers have delivered (or otherwise made available) to Buyer a true, correct and complete copy of each Lease, in each case, as amended or otherwise modified and in effect subject to proper authorization and execution of applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, equitable subordination or similar Laws of general application and other Laws affecting creditors’ rights generally.  Other than pursuant to a Lease listed on Section 5.3(b) of the Disclosure Schedules, none of the Target Companies has subleased or otherwise granted to any Person the right to use or occupy the Leased Real Estate or any portion thereof.  Except as would not have a Material Adverse Effect, (i) there is no pending or, to the Knowledge of Sellers, threatened condemnation or other legal proceeding of any type relating to the Leased Real Estate or other matters affecting adversely the use, occupancy or value of the Leased Real Estate, except as disclosed on Section 5.6 of the Disclosure Schedules; (ii) the Leased Real Estate does not, to the Knowledge of Sellers, serve any adjoining property for any purpose inconsistent with the use of such Leased Real Estate; and (iii) to the Knowledge of Sellers, neither the current use of the Leased Real Estate nor the operation of the Business violates any instrument of record or agreement affecting the Leased Real Estate or any applicable legal requirements.

Section 5.4       Tangible Personal Property.  Other than the Excluded Assets, the Target Group has good and valid title to, or have good and valid leasehold interests in, all tangible personal property that is included in the Business, free and clear of all Liens other than Permitted Liens, except in each case as would not have a Material Adverse Effect.  To the Knowledge of Sellers, such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted, except as would not have a Material Adverse Effect.

Section 5.5       Intellectual Property.

(a)         The operation of the Business as currently conducted and the use of the Intellectual Property in connection therewith, to the Knowledge of Sellers, do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third-party. Except as is not material to the Business, no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to the Knowledge of Sellers, threatened against any Group Company with respect to the foregoing.

(b)         The Target Group owns all right, title and interest in and to the Intellectual Property that is owned by a Group Company and, to the Knowledge of Sellers, is otherwise entitled to use all Intellectual Property material to the Business.

(c)         The Intellectual Property set forth in Section 5.5(c) of the Disclosure Schedules identifies all registrations and applications for the Intellectual Property owned by each Target Company and used or held for use by the Target Group in the Business as presently conducted (the “Registered Intellectual Property”).

(d)          To the Knowledge of Sellers, the Registered Intellectual Property is subsisting and has not been adjudicated to be invalid or unenforceable in whole or part.  To the Knowledge of Sellers, no Target Company is aware of any uses of any item of Registered Intellectual Property that could be expected to lead to such item becoming invalid or unenforceable.

(e)         To the Knowledge of Sellers, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property that is material to the Business or any Target Company’s rights therein.  Except as set forth on Section 5.5(e) of the Disclosure Schedules, no Target Company has granted any license in settlement of an infringement, release, covenant not to sue, or non-assertion assurance to any Person with respect to any Registered Intellectual Property.

(f)          No Target Company’s Registered Intellectual Property is subject to any settlement agreement, consent agreement, decree, order, injunction, judgment or ruling materially restricting the use of any Registered Intellectual Property or that would materially impair the validity or enforceability of such Registered Intellectual Property.

(g)         The Internet domain names set forth on Section 5.5(c) of the Disclosure Schedules are registered and controlled by one or more Sellers.

Section 5.6      Litigation.  Except for such matters listed in Section 5.6 of the Disclosure Schedules that will be discharged or that are reasonably expected to be discharged pursuant to the Sale Order and except for such environmental, health or safety matters addressed in Section 5.13, there is no Action or proceeding pending or, to the Knowledge of Sellers, threatened against any Target Company that would not have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against any of the Target Companies that would have a Material Adverse Effect.

Section 5.7       Material Contracts; Debt Instruments.

(a)        Section 5.7(a) of the Disclosure Schedules identifies all the following types of Contracts (each a “Material Contract”, and collectively with the Leases identified in Section 5.3(b) of the Disclosure Schedules, the “Material Contracts”) in effect as of the date hereof, which are related to the Acquired Assets or the Business generally and to which any Group Company is a party:

(i)           Contracts relating to Indebtedness for borrowed money (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000, other than Indebtedness between or among any Target Company and accounts payable.

(ii)           joint venture, partnership, limited liability company or other similar Contracts;

(iii)         any Contract relating to any outstanding commitment for capital expenditures in excess of $10,000 individually or $30,000 in the aggregate;

(iv)         Contracts (or series of related Contracts) relating to the acquisition or disposition of any Person, business or material real property or other assets (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $250,000 and pursuant to which any Target Company has any remaining payment obligation, including any potential earn-out, deferred or contingent payment obligation;

(v)          Contracts that (A) materially restrict the ability of any Group Company to compete in any line of business or with any Person or in any geographic area or (B) contains exclusivity obligations or restrictions binding on any Group Company;

(vi)          any sales, distribution, agency and marketing Contract (or series of related Contracts) involving in excess of $100,000 in any annual period;

(vii)         any Contract (or series of related Contracts) relating to the purchase by any Sellers of any products or services under which the undelivered balance of such products or services is in excess of $100,000;

(viii)        Contracts relating to any interest rate, currency or commodity derivatives or hedging transaction in excess of $100,000;

(ix)          Contracts containing any “change of control” or similar provisions;

(x)           Contracts with any current or former employee of any Seller or Mexican Entity with aggregate payments of at least $100,000 remaining under such Contract or providing for any severance Liabilities.

(b)         Except with respect to any Bankruptcy-Related Default or payment default, each Material Contract included in the Acquired Assets is a legal, valid, binding and enforceable agreement of the applicable Group Companies and is in full force and effect, and none of Group Companies or, to the Knowledge of Sellers, any other party thereto is in default or breach under the terms of, or has provided any written notice to terminate or modify, any such Material Contract.  To the Knowledge of Sellers, no Group Company is a party to a Material Contract which is an oral Contract.

(c)          Complete and correct copies of (i) each Material Contract (including all waivers thereunder) and (ii) all form Contracts related to the Business have been made available to Buyer.

Section 5.8      Employees; Labor Matters.

(a)         Except as set forth in Section 5.8(a) of the Disclosure Schedules, no Group Company is a party to or bound by any Collective Bargaining Agreement and there are no labor unions representing any employees employed by any Group Company (“Employees”).  Within the past three (3) years there has not occurred or, to the Knowledge of Sellers, been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work or other similar material labor protest by any Employees.  Except as set forth in Section 5.8(a) of the Disclosure Schedules, there are no material labor disputes currently subject to any grievance, arbitration, or Action, or, to the Knowledge of Sellers, threatened, by any Employees or any union representing the Employees.  Within the past three (3) years, no Seller has engaged in unfair labor practices within the meaning of the Mexican Federal Labor Law (Ley Federal de Trabajo) that could, individually or in the aggregate, directly or indirectly, result in a material Liability to the Target Group or the Acquired Assets taken as a whole.  Within the past three (3) years, no Target Company has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor and employment laws to conduct an investigation with respect to or relating to the Business which could, individually or in the aggregate, directly or indirectly, result in a material Liability to the Target Group or the Acquired Assets taken as a whole and, to the Knowledge of Sellers, no such investigation is in progress.

(b)        To the Knowledge of Sellers, each Target Company is in material compliance with all material foreign, Mexico and United States Laws governing their employment practices, terms and conditions of Employees’ employment, wages and hours, equal opportunity, civil rights, social security rights, labor relations, occupational health and safety, subcontracting and outsourcing practices, and obligation to withhold Employee payroll taxes or any other applicable taxes, including the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act, the Mexican Federal Labor Law (Ley Federal de Trabajo), the Mexican Social Security Law (Ley del Seguro Social) and any federal, state, provincial or local law governing labor and employment.  In the past three (3) years, none of the Target Companies has received a written complaint, demand letter, or written charge issued by a Mexico or U.S. federal, state, provincial or local agency or other Governmental Authority that alleges a material violation by any Target Company of any applicable material Law governing their employment practices, terms and conditions of Employees’ employment, wages and hours, equal opportunity, civil rights, social security rights, labor relations, occupational health and safety, or obligation to withhold Employee payroll taxes or any other applicable taxes.  None of the Target Companies (i) have engaged in any plant closing, work force reduction, or other reduction in force that, to the Knowledge of Sellers, has resulted or could reasonably be expected to result in material Liability under the Workers Adjustment and Retraining Notification Act or any other applicable United States or Mexico Law or local, provincial, state Law with respect to the Employees, or (ii) have been issued any written notice that any such Action is to be brought in the future with respect to the Employees.  To the Knowledge of Sellers, the Target Companies are in material compliance with all applicable requirements of the Immigration Reform and Control Act and the Consolidated Omnibus Budget Reconciliation Act of 1985 and the Mexican Immigration Law (Ley de Migración) with respect to the Employees.

(c)         To the extent any Group Company subject to Mexican jurisdiction receives or renders specialized services in terms of Article 13 of the Mexican Federal Labor Law (Ley Federal del Trabajo), such Group Company is in material compliance with all Laws for subcontracting and specialized services matters, including (i) that it has entered into a valid specialized services agreement which includes the minimum statutory requirements as provided by applicable Law, (ii) that is has obtained the documentation that evidences that the specialized services provider (the “Specialized Services Provider”) is registered before the Registry of Specialized Services and Specialized Works Providers of the Mexican Department of Labor and Social Welfare, and (iii) has reasonably confirmed that the Specialized Services Provider has informed the applicable Governmental Authority about the execution of the specialized services agreement and that such Specialized Services Provider has complied with all applicable labor and social security Laws with respect to the employees that render the specialized services in favor of such Group Company and that the execution of such specialized services agreements with such Specialized Services Providers should not result in any labor or social security Liability for the Group Company.

(d)        Sellers have made available to Buyer a true, correct and complete list setting forth the name, title, description of position, place of employment, current annual salary, most recent or expected bonus, and the to the extent applicable, deferred or contingent compensation, accrued vacation and sick days, severance and other like benefits paid or payable (in cash or otherwise) for the years 2022 and 2023, for each current salaried employee, officer, directors, consultant or agent of each Group Company.  All Employees have been directly hired by a Group Company.  The Parties agree that (i) the employee information disclosed to Buyer pursuant to the present paragraph is necessary for Buyer’s determination to enter into this Agreement and proceed with the transactions contemplated hereby and for the parties to proceed with the Closing, and (ii) such information will only be used for such purposes for which it was initially collected from or in respect of such employee.

Section 5.9       Benefits Plans and ERISA Compliance.

(a)         Section 5.9(a) of the Disclosure Schedules contains a list of all material Benefit Plans.

(b)         To the Knowledge of Sellers, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Buyer or any of its Affiliates following the Closing.

(c)         Except as set forth in Section 5.9(c) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any Target Company.

(d)          No Benefit Plan is a Multiemployer Plan, nor have any Group Company, nor any Group Company’s respective ERISA Affiliates, been obligated to contribute or have any liability with respect to any Multiemployer Plan.

Section 5.10     Permits.  Section 5.10 of the Disclosure Schedules contains a true and correct list of all material Permits that are held by Sellers as of the date hereof and that are necessary for Sellers to operate the Business in all material respects.  To the Knowledge of Sellers, all such Permits are in full force and effect, as of the date hereof, and Sellers are not, as of the date hereof, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permits, except as would not have a Material Adverse Effect.  There are no proceedings pending or, to the Knowledge of Sellers, threatened in writing that seek the revocation, cancellation, suspension or adverse modification of any such Permits.  All required filings with respect to such Permits have been timely made and all required applications for renewal thereof have been timely filed except where the failure to make any such filing or application would not have a Material Adverse Effect.

Section 5.11     Restrictions on Business Activities.  With the exception of any Material Contracts identified pursuant to Section 5.7(a)(v), there is no Contract (non-compete or otherwise), commitment, judgment, injunction, order or decree binding upon any Seller or to which any Seller is a party, that by its terms prohibits or impairs any business practice of any Seller, any acquisition of property by any Seller or the conduct of the Business in any geographic region.  No Seller has entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 5.12    Insurance.  Section 5.12 of the Disclosure Schedules sets forth all material insurance policies maintained by each Group Company that cover (or relate to) the Target Group, the Business, the Acquired Assets or Assumed Liabilities.  All such policies are in full force and effect and the Target Group has complied with the terms thereof in all material respects.

Section 5.13    Environmental Matters.  Except as set forth in Section 5.13 of the Disclosure Schedules:

(a)         To the Knowledge of Sellers, the business and operations of the Target Group are in material compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws, and there is no condition, event or circumstance at any of the Leased Real Estate that contravenes any Environmental Law or, with the passage of time, may result in a material Environmental Notice or a material Environmental Claim;

(b)         To the Knowledge of Sellers, the Target Group has obtained all material Permits required under all applicable Environmental Laws necessary to operate their business and operations in all material respects and possess and use the Acquired Assets, subject to renewal of such Permits in the ordinary course of business;

(c)          To the Knowledge of Sellers, no Group Company is the subject of any material outstanding Liability or Environmental Claim respecting violation of Environmental Laws, or any Action based thereon or arising therefrom;

(d)        To the Knowledge of Sellers, no Group Company has received any material Environmental Claim or other written communication alleging that any Group Company, the Business, or any Acquired Assets may be in violation of any applicable Environmental Law or any Permit issued pursuant to Environmental Law, which was received in the last two (2) years prior to the date of this Agreement or, without regard to date of receipt, remains pending or unresolved or is the source of ongoing obligations or requirements as of the date hereof; and

(e)         There is no condition, event, or circumstance concerning the Release or regulation of Hazardous Materials by any Target Company or any Affiliates of any Target Company or to the best of the Knowledge of Sellers by any other Person, in contravention of Environmental Law that might, after the Closing Date, materially prevent, impede, or increase the costs associated with the ownership, lease, operation, performance, or use of the Acquired Assets, the Business, to the best of the Knowledge of Sellers, any of the Leased Real Estate, or any other assets of Sellers as currently conducted.  To the Knowledge of Sellers, no Target Company has received an Environmental Notice that any of the Acquired Assets, the Business, or real property currently or formerly owned, leased or operated by any Target Company in connection with its business operations (including soils, groundwater, surface water, and Structures located thereon) has been contaminated with any Hazardous Materials which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or the terms of any Environmental Permit by, a Target Company or any of the Acquired Assets.

Section 5.14    No Brokers.  Except for any Person retained or anticipated to be retained by Sellers to act as their financial advisor or investment banker in connection with the Bankruptcy Cases or as otherwise set forth in Section 5.14 of the Disclosure Schedules, no Person has acted, directly or indirectly, as a broker or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.15     Taxes. Except as set forth in Section 5.15 of the Disclosure Schedules, (a) all income and other material Tax Returns required to be filed by any Group Company with respect to the Business or the Acquired Assets have been filed, and all such Tax Returns are true, correct and complete in all material respects, (b) all material Taxes due and payable by any Group Company, whether or not shown on any such Tax Return, have been paid, (c) there are no Tax liens with respect to the Acquired Assets, other than Permitted Liens, (d) no Group Company, with respect to the Business or the Acquired Assets, is the subject of any Tax audit or proceeding, and (e) each Group Company, with respect to the Business or the Acquired Assets, has timely withheld and paid, or caused to be paid, all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

Section 5.16    Compliance with Laws.

(a)         Each Target Company is, and for the past two years has been, in compliance and has not been in violation of any Law applicable to the Acquired Assets, the Assumed Liabilities or the conduct of the Business, except for violations or instances of non-compliance, which do not or would not reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities, taken as a whole.  None of the Business, the Acquired Assets, the Assumed Liabilities nor any Target Company is subject to any Order (other than, for the avoidance of doubt, any Orders entered by the Bankruptcy Court).

(b)         No Group Company, nor, to the Knowledge of Sellers, any Persons acting on behalf of any Group Company, nor the Business, is currently, or has been in the past five years (i) a Sanctioned Person; (ii) organized, resident or located in any country or region that is subject or target of a comprehensive embargo under applicable Anti-Corruption and Trade Control Laws (a “Sanctioned Country”); (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Anti-Corruption and Trade Control Laws; (iv) engaged in any export, re-export, transfer or provision of any goods, technology, or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Laws, except as would not reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities, taken as a whole; or (v) otherwise in violation, in any material respect, of applicable Anti-Corruption and Trade Control Laws. In the past five years, no Group Company has (A) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, (B) made any voluntary or involuntary disclosure to a Governmental Authority or (C) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Anti-Corruption and Trade Control Laws.

(c)         To the Knowledge of Sellers, in the past 5 years no Group Company, nor any Person acting on any such Group Company’s behalf or on behalf of the Business, has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him to use his influence to affect any act or decision of a foreign government, or any agency or subdivision thereof; or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both clauses (i) and (ii) above in order to assist a Group Company or the Business to obtain or retain business for or direct business to a Group Company or the Business and under circumstances which would subject any Group Company to material liability under any Anti-Corruption and Trade Control Laws. The internal accounting controls of each Group Company are adequate in all material respects to detect any of the foregoing.

(d)         The operations of each Group Company are, and for the past five years have been, conducted at all times in all material respects with all applicable financial recordkeeping and reporting requirements and Anti-Money-Laundering Laws, and no legal proceeding by or before any Governmental Authority involving any Group Company with respect to Anti-Money-Laundering Laws is pending or, to the Knowledge of Sellers, threatened in writing.  The internal accounting controls of each Group Company are adequate in all material respects to detect any of the foregoing.

Section 5.17    Financial Statements.  Section 5.17 of the Disclosure Schedules sets forth (a) the audited, consolidated balance sheets and the related audited, consolidated statements of operations and comprehensive loss of members’ equity and cash flows of Holdings and its Subsidiaries (which include all of the Target Companies for the fiscal years ended December 31, 2021 and 2022 (the “Audited Financial Statements”)) and (b) the consolidated interim unaudited balance sheet and consolidated profit and loss statement of Holdings and its Subsidiaries, each as of July 31, 2023 (the “Balance Sheet Date”).  Such financial statements have been prepared based on the books and records of the Company Group, have been prepared in conformity with GAAP or IFRS (as applicable) consistently applied (except for the absence of footnotes and customary year-end adjustments), and present fairly the financial position, results of operations and cash flows of the Business and the Company Group as of their respective dates and for the respective periods covered thereby.  No Acquired Entity is subject to any material liability which is not shown or which is in excess of amounts shown or reserved for in the balance sheet of the applicable Acquired Entity as of the Balance Sheet Date, other than liabilities of the same nature as those set forth in the balance sheet of the applicable Acquired Entity as of the Balance Sheet Date and reasonably incurred in the ordinary course of business after the Balance Sheet Date.

Section 5.18    Confidentiality. The Target Group has taken all steps reasonably necessary to preserve the confidential nature of all material confidential information (including any trade secrets and other proprietary information) with respect to the Business.

Section 5.19   Accounts Receivable.  Since the Balance Sheet Date, the Target Group has not adversely modified payment terms for Accounts Receivable in such a manner as would reasonably be expected to result in an Accounts Receivable portfolio that, in amount or character, is materially and adversely different than that maintained by the Target Group in the ordinary course of business.

Section 5.20   No Other Representations.  Except as and to the extent set forth in this Agreement, Sellers do not make any representation or warranty whatsoever to Buyer, and Sellers hereby disclaim all liability and responsibility for any representation, warranty, statement or information not included in this Agreement that was made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates or representatives.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that:

Section 6.1        Corporate Existence and Qualification.  Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or formed and has the requisite corporate, limited liability or other applicable power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to prevent, hinder or impair the ability of Buyer to perform its obligations under this Agreement or the other Transaction Agreements to which Buyer is or will be a party.

Section 6.2       Authority; Noncontravention.

(a)         (i) Buyer has the requisite corporate, limited liability or other applicable power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is or will be a party, and to consummate the transactions contemplated hereby and thereby and (ii) the execution and delivery of this Agreement by Buyer and the other Transaction Documents to which Buyer is or will be a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding agreement of Sellers and subject to entry of the Sale Order, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and (y) general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(b)         The execution and delivery by Buyer of this Agreement and each Transaction Document to which Buyer is or will be a party does not, and the consummation by Buyer of the transactions contemplated by this Agreement or any other Transaction Documents to which Buyer is or will be a party, and compliance by Buyer with the provisions of this Agreement or any other Transaction Document to which Buyer is or will be a party, does not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under (i) the Fundamental Documents of Buyer or (ii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Buyer or its properties or assets other than any such conflicts, violations, defaults, rights, losses or Liens that would not reasonably be expected to prevent, hinder or impair the ability of Buyer to perform its obligations under this Agreement or the other Transaction Agreements to which Buyer is or will be a party.

(c)          Assuming the accuracy of the representations and warranties in Article V with respect to the Target Companies and the Business, no Consent of any Governmental Authority, or any third party, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer and each Transaction Document to which Buyer is or will be a party, or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (i) the Consents set forth in Section 5.2(c) of the Disclosure Schedules or Schedule 6.2(c), (ii) the entry of the Sale Order or the Approval Order by the Bankruptcy Court, (iii) compliance with any applicable requirements of the Exchange Act or Securities Act, (iv) any applicable requirements of any Antitrust Laws and (v) such other Consents as to which the failure to obtain or make would not reasonably be expected to prevent, hinder or impair the ability of Buyer to perform its obligations under this Agreement or the other Transaction Agreements to which Buyer is or will be a party.

Section 6.3       Financial Ability.

(a)          Buyer has, and on the Closing Date will have, sufficient cash on hand to allow Buyer to perform all of its obligations under this Agreement, including payment of (i) Cure Costs and other Assumed Liabilities under this Agreement; and (ii) all fees and expenses to be paid by Buyer related to the transactions contemplated by this Agreement.  Buyer is capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to adequate assurance of future performance under the Assigned Contracts.

(b)         Buyer was formed by the Agent for the benefit and at the direction of the Pre-Petition Secured Lenders for the purpose of assisting with the Credit Bid, and Buyer has the legal right to direct the Agent and has directed (or caused to be directed) the Agent, on behalf of the Pre-Petition Secured Lenders, to make a credit bid pursuant to section 363 of the Bankruptcy Code in order to pay the Credit Bid portion of the Purchase Price, pursuant to the Bid Direction Letters.

Section 6.4      Credit Bid.  Prior to the Bid Deadline (as defined in the Approval Order), the Bid Direction Letters shall have been duly authorized and executed and delivered by the Agent and the lenders under the Pre-Petition Credit Facility and the DIP Facility, as holders of outstanding indebtedness thereunder, and such letters shall fully authorize Buyer to credit bid as contemplated in Section 3.2.

Section 6.5      No Brokers.  No Person has acted, directly or indirectly, as a broker or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 6.6     Investigation by Buyer.  Buyer has conducted its own independent review and analysis of the Acquired Assets and the Assumed Liabilities and the Business and acknowledges that Seller has provided Buyer and its Affiliates and representatives with access to the personnel, properties, premises and records of the Business for this purpose.  In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer (i) acknowledges that neither Sellers nor any Affiliates of Sellers or any of their respective Responsible Officers or any of the Seller Representatives or other Person on behalf of Sellers or any Affiliates of Sellers makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Affiliates or Responsible Officers, except for the representations and warranties contained in Article V hereof (which are subject to the limitations and restrictions contained in this Agreement, and as modified by the Disclosure Schedules); and (ii) agrees, to the fullest extent permitted by Law, that none of Sellers, Sellers’ Affiliates or any of their respective Responsible Officers or any of the Seller Representatives or other Person on behalf of Sellers or any Affiliates of Sellers shall have any liability or responsibility whatsoever to Buyer or its Affiliates or Responsible Officers on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or its Affiliates or Responsible Officers (or any omissions therefrom).

Section 6.7      Warranties Exclusive.  Buyer acknowledges that the representations and warranties contained in Article V are the only representations or warranties given by Sellers and that all other express or implied representations and warranties are disclaimed.  Without limiting the foregoing, Buyer acknowledges that neither Sellers nor their Affiliates or Responsible Officers nor any of the Seller Representatives or other Person on behalf of Sellers or any Affiliates of Sellers have made any representation or warranty concerning (i) any use to which the Acquired Assets may be put, or (ii) any future revenues, costs, expenditures, cash flow, results of operations, collectability of accounts receivable, financial condition or prospects that may result from the ownership, use or sale of the Acquired Assets or the assumption of the Assumed Liabilities.  Nothing in this Section 6.7 shall limit Buyer’s or its Affiliates’ rights in the case of fraud with respect to determining whether the closing condition set forth in Section 9.2(e) has been satisfied.

ARTICLE VII
COVENANTS

Section 7.1      Conduct of Business Pending Closing.

(a)         Except (i) as otherwise expressly contemplated by this Agreement or the other Transaction Documents, including Section 7.1 of the Disclosure Schedules, (ii) as required to comply with any applicable Laws (including by Order or directive of the Bankruptcy Court), or (iii) with the prior written consent of Buyer, during the period from and after the date hereof until the earlier of the valid termination of this Agreement pursuant to Article X and the Closing Date, Sellers shall (A) use commercially reasonable efforts to conduct the Business in all material respects in the ordinary course of business, including meeting all post-Petition Date obligations relating to the Business as they become due, (B) use commercially reasonable efforts to preserve and maintain their relationships with their customers, suppliers, unions, partners in the lessors, licensors, licensees, contractors, distributors, agents, directors, officers, and employees and other Persons with which they have significant business relationships material to the Business except in relation to the Contracts of the Business that are determined not to become Assigned Contracts in accordance with this Agreement; provided, however, that nothing herein shall prevent Sellers from commencing or defending any Action against or by any such Person in connection with the claims of such Person in the Bankruptcy Cases; (C) use commercially reasonable efforts to preserve and maintain the Acquired Assets; (D) use commercially reasonable efforts to preserve the ongoing operations of the Business; (E) maintain the Books and Records in all material respects in the ordinary course of business; (F) comply in all material respects with all applicable Laws; (G) not enter into any business, arrangement or otherwise take any action that would reasonably be expected to have a material adverse impact on the ability of Sellers or Buyer to obtain any approvals of any Governmental Authority for this Agreement and the transactions contemplated hereby; and (H) use their commercially reasonable efforts to keep available the services of Sellers’ current officers and directors and not modify or terminate the duties and responsibilities of any such officers or directors without the prior written consent of Buyer; provided, however, that no action by a Seller or another Group Company with respect to matters specifically addressed by any provision of Section 7.1(b) shall be deemed a breach of this Section 7.1(a) unless such action constitutes a breach of a provision of Section 7.1(b).

(b)         Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement (including Section 7.1 of the Disclosure Schedules), the other Transaction Documents, or with the prior written consent of Buyer or approval of the Bankruptcy Court, during the period from and after the date hereof until the earlier of the valid termination of this Agreement pursuant to Article X and the Closing Date, each Group Company shall not do any of the following:

(i)           with respect to the Equity Securities of Holdings and its direct and indirect Subsidiaries, declare, set aside or pay any dividends (payable in cash, stock, property or otherwise) on, or make any other distributions in respect of its capital stock;

(ii)          issue, deliver, sell, pledge or otherwise encumber or subject to any Lien the Equity Securities of Holdings and its direct and indirect Subsidiaries;

(iii)         amend their Fundamental Documents;

(iv)         acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of another Person;

(v)          other than with respect to Permitted Liens, sell, assign, license, transfer, convey, lease or otherwise dispose of any Acquired Assets, other than sales of inventory, products or services in the ordinary course of business;

(vi)         other than with respect to the DIP Facility, incur any Indebtedness for borrowed money;

(vii)        pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or purchase any properties or assets from, or enter into any Material Contract with, any of Sellers’ executive officers or directors (or immediate family members thereof), other than payment of compensation and benefits in the ordinary course of business, including reimbursement of otherwise reimbursable legal fees and expenses of Sellers’ directors;

(viii)       other than in accordance with Section 2.5, without Buyer’s consent, assume or reject or amend, restate, supplement, modify, waive or terminate any Material Contract, material Permit or unexpired Lease or enter into any settlement of any claim that (A) is outside the ordinary course of business, (B) delays the Closing, (C) relates to a Material Contract or (D) subjects any Seller to any material non‑compete or other similar material restriction on the conduct of its Business that would be binding following the Closing;

(ix)         adopt or change any method of accounting (except as required by changes in GAAP), make, change or revoke any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such action or omission would have a material effect on any Seller or in Sellers’ reasonable belief, except as required by Law or as expressly contemplated by this Agreement;

(x)          with respect to Transferred Employees, except as may be required by applicable Laws or any Contract or Benefit Plan, (A) grant any material increase or acceleration in compensation or benefits, except in the ordinary course of business; (B) grant any material increase in severance or termination pay (including the acceleration in the exercisability of any options or in the vesting of shares of common stock (or other property)); (C) enter into any material employment, deferred compensation, severance or termination agreement with or for the benefit of any such Transferred Employee; (D) pay or provide to any Transferred Employee any benefit not provided for under a Benefit Plan as in effect on the date hereof to which such Transferred Employee is a beneficiary of as of the date hereof, other than the payment of base compensation, pay in lieu of notice or severance (but only to the extent that such severance is (x) paid after reasonable notice to Buyer and (y) not otherwise prohibited by this Agreement) in each case, in the ordinary course of business; (E) establish, adopt, enter into, terminate or amend any Collective Bargaining Agreement or other labor union contract (except as required by Law or except as may be expressly required or allowed by the terms of this Agreement); or (F) take any action to accelerate or dilute any material rights or benefits, including vesting and payment, under any Collective Bargaining Agreement;

(xi)         form a new Subsidiary unless (A) all Equity Securities of such entity are owned by one or more Loan Parties (as defined in the DIP Facility credit agreement) that are US-domiciled Persons in accordance with applicable Laws and (B) any such Equity Securities are pledged to the Agent for the benefit of the DIP Lenders in accordance with the DIP Facility;

(xii)        transfer any Contract or employment agreement set forth on Schedule 5.7(a)(ix) or Schedule 5.7(a)(x) from a Seller or Mexican Entity to an Acquired Entity;

(xiii)       take any action that would reasonably be expected to cause the failure of any condition set forth in Section 9.1 or Section 9.2; or

(xiv)       agree to take any of the foregoing actions.

Section 7.2       Covenants Related to Mexican Entities. Notwithstanding anything to the contrary in this Agreement, during the period from and after the date hereof until the earlier of the valid termination of this Agreement pursuant to Article X and the Closing Date:

(a)        Sellers shall, and shall cause their Subsidiaries (including the Mexican Entities) to, assist the New Mexico Entities with opening one or more bank accounts and obtaining all licenses, permits and approvals required under applicable Law for such entities’ operations in Mexico (the date that such bank accounts, licenses, permits, and approvals have been obtained for a New Mexico Entity, “New Mexico Entity Operational Time”).

(b)        Sellers shall (i) cause the Mexican Entities to perform their obligations under any contracts, statements of work, projects, service agreements and any other similar arrangements, whether oral or written, with customers to which any of the Mexican Entities is a party as of the date of this Agreement (the “Mexico Customer Contracts”) in the ordinary course of business, (ii) cause the Mexican Entities to not enter into any new master services agreements with customers, and (iii) prior to or at the Closing, (A) assign Mexico Customer Contracts to, or (B) cause the applicable counterparties to the Mexico Customer Contracts to enter into new master services agreements and statements of work with, at the Buyer’s option, (1) a New Mexico Entity as soon as practicable following the applicable New Mexico Entity Operational Time, or (2) US NewCo as soon as practicable following the formation of US NewCo; provided, Sellers shall, or shall cause the Mexican Entities, the New Mexico Entities, or US NewCo to, provide written notice to Buyer at least two (2) Business Days prior to any entry into new master services agreements with counterparties to the Mexico Customer Contracts pursuant to this sentence, with such notice including the (x) name of the contract counterparty, (y) a copy of the proposed master services agreement, and (z) a summary of material modifications to the existing Mexico Customer Contract (for the avoidance of doubt, Seller shall provide any other information reasonably requested by Buyer with respect to any such entry into new master services agreements with counterparties to Mexico Customer Contracts).

(c)         Sellers shall cause the Mexican Entities to deliver to Buyer on the Thursday of the second full week following the Petition Date, and every second Thursday thereafter, a report in form and substance reasonably satisfactory to Buyer that will include, among other information reasonably requested by Buyer from time to time, (i) a status update on each active project serviced by the Mexican Entities under any Mexico Customer Contract, including the expected date of completion for each such project and expected termination or expiration date for each Mexico Customer Contract, (ii) the identity of employees servicing active projects under any Mexico Customer Contract, and (iii) the identity of employees who are no longer servicing active projects under any Mexico Customer Contract. Sellers shall cause the Mexican Entities to deliver the final report to Buyer no later than the date that is five (5) Business Days before the Closing Date.

(d)        Buyer hereby designates each New Mexico Entity as a Buyer Designee immediately following the acquisition by Buyer or its Buyer Designee of the Equity Securities thereof at the Closing or applicable Mexican Delayed Closing, and Sellers shall cause (i) those Employees set forth in the Mexico Asset Transfer Agreements (which shall be mutually agreed upon by Sellers and Buyer prior to the Closing Date) to be transferred to the applicable New Mexico Entity in accordance with the Mexico Asset Transfer Agreements (such employees, the “Mexico Transferred Employees”) and (ii) the Mexican Entities to assign those assets, Liabilities, and Contracts set forth in the Mexico Asset Transfer Agreements (which Contracts shall be determined by Buyer, at Buyer’s own and absolute discretion, prior to the Closing Date) to the applicable New Mexico Entities.  Subject to the immediately foregoing clause (i), Sellers shall not cause any of the Mexican Entities to (A) terminate the employment of any of their Employees, (B) transfer any Employee to another Group Company or any other Person, or (C) hire any employee other than for the purpose of providing services pursuant to Mexico Customer Contracts pursuant to clause (i) of Section 7.2(b).

Section 7.3      Covenants of the CEO.  Until the earlier of the valid termination of this Agreement pursuant to Article X and the Closing Date, the Company Group shall cause the Chief Executive Officer of Holdings (the “CEO”) to: (a) support, and not oppose in any material respect, the Sale, including (if a vote is required) voting in favor of the Sale in the CEO’s capacity as an officer, director or shareholder of any of the Group Companies; (b) not support any transaction, other than the Sale, or interfere with the Sale, unless otherwise consented to by Buyer (which consent will be deemed given by Buyer if such other transaction would result in cash proceeds therefrom to pay in full all obligations owed under the Pre-Petition Credit Facility and the DIP Facility); (c) use best efforts to cause Sellers, their Subsidiaries, and employees of Sellers and their Subsidiaries to operate in the ordinary course of business, except as otherwise required by this Agreement, the other Transaction Documents, or with the prior written consent of Buyer or approval of the Bankruptcy Court, the DIP Facility, or the Bidding Procedures; and (d) not disparage Buyer or any of its Affiliates; provided, however, that, in the case of clauses (a), (b) or (c), the CEO will be permitted to take any action contrary to such clause if (x) the CEO determines in good faith, upon written advice of counsel, that his fiduciary duties require the CEO to act in such manner or (y) such action is necessary to support the highest or best Qualified Bid (as defined in the Bidding Procedures) at the Auction (if any) or any other plan of reorganization or sale of the Company Group that is reasonably expected to pay in-full in-cash all outstanding obligations under the DIP Facility and Pre-Petition Credit Facility.

Section 7.4     Access to Information.  Until the earlier of the valid termination of this Agreement pursuant to Article X and the Closing Date, Sellers shall (a) afford to the officers, employees, attorneys, financial advisors, financing sources, Affiliates and other representatives of Buyer (collectively, the “Buyer Advisors”), reasonable access during normal business hours and upon reasonable advance notice to the Acquired Assets and Sellers’ properties, respectively, (including access to existing environmental reports), Books and Records and Contracts; (b) make available to Buyer Advisors copies of all such Contracts, Books and Records and other existing documents and data as Buyer Advisors may reasonably request, including any financial data filed with the Bankruptcy Court or otherwise provided to any lender under any Indebtedness of Sellers; and (c) make available to Buyer Advisors during normal business hours and upon reasonable advance notice the appropriate management personnel of Sellers (and shall, where appropriate, use commercially reasonable efforts to cause their relevant attorneys, accountants and other professionals to be made available) for discussion of the Business, the Acquired Assets, the Assumed Liabilities and personnel as Buyer may reasonably request, in each case so long as such access does not unreasonably interfere with the operations of Sellers; provided, however, that nothing in this Section 7.4 or otherwise (i) shall require Sellers or their advisors to furnish to Buyer Advisors any confidential materials prepared by Sellers’ financial advisors or legal advisors or any other materials subject to any attorney-client or other privilege or confidentiality obligations to the extent disclosure thereof would result in a violation of Law or breach of an agreement or other obligation, or (ii) shall be construed to create any obligation on any of the aforementioned Seller Representatives to take or refrain from taking any action, absent an express contractual requirement to do so.

Section 7.5     Consents.  Sellers shall use commercially reasonable efforts to cooperate with Buyer’s efforts to solicit and obtain all Consents (including any consent required under the HSR Act, LFCE or Antitrust Laws), waivers, approvals, authorizations or orders required for the consummation of transactions contemplated by this Agreement and the other Transaction Documents, including with respect to any Contracts designated to be Assigned Contracts in accordance with Section 2.5.

Section 7.6       Further Assurances.

(a)          At any time and from time to time after the date hereof, Sellers and Buyer agree to use their respective reasonable efforts to cooperate with each other and (a) at the reasonable request of the other party, execute and deliver any instruments or documents and (b) take, or cause to be taken, all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder as promptly as practicable, including in order for Sellers to deliver and assign to Buyer (or Buyer Designee) any assets of Sellers that should have been an Acquired Asset, but were not so delivered and assigned on the Closing Date.

(b)         Following the Closing, for the purposes of Sellers (i) preparing or reviewing Tax Returns or participating in any Tax Proceeding, (ii) monitoring or enforcing rights or obligations under this Agreement, (iii) defending third-party lawsuits or complying with the requirements of any Governmental Authority, or (iv) any other reasonable business purpose, including assistance with the wind-down and closing of the Bankruptcy Cases, the dissolution of Sellers, and related tax and other administrative matters, (x) upon reasonable notice, Buyer shall permit Sellers, their counsel, and other professionals reasonable access to all premises, information, properties, personnel, Books and Records, and Contracts or Leases, which access shall include (1) the right to copy such documents and records as they may request, and (2) Buyer’s copying and delivering such documents or records as requested, (y) Buyer shall provide reasonable access to Buyer’s personnel during regular business hours to assist Sellers’ in their post-Closing activities (including preparation of Tax Returns and requirements in the Bankruptcy Cases), provided that such access does not unreasonably interfere with Buyer’s operations and (z) Buyer shall provide reasonable access to Buyer’s employees and systems during regular business hours, at no expense to Sellers, to assist Sellers in managing payments and benefits to non-Transferred Employees.

Section 7.7       Bankruptcy Covenants.

(a)         Approval of the Expense Reimbursement.  Sellers acknowledge and agree that Buyer has expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers.  In consideration therefor, Sellers shall file with and seek the approval of the Bankruptcy Court of the Approval Motion, including the Expense Reimbursement, and the entry by the Bankruptcy Court of the Approval Order approving the payment of the Expense Reimbursement on the earlier of (x) twenty (20) days after the entry of a Bankruptcy Court Order approving the Alternative Transaction and (y) upon the consummation of any such Alternative Transaction, in accordance with Section 10.2 and deeming any permitted claims for the Expense Reimbursement as administrative priority expenses under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.  Notwithstanding anything to the contrary herein, the Expense Reimbursement shall be immediately due and payable to Buyer if Buyer terminates this Agreement pursuant to Section 10.1(e).

(b)         Bidding Procedures.  Not later than August 31, 2023, Sellers shall file a motion seeking entry of the Approval Order with the Bankruptcy Court (the “Approval Motion”).  Sellers shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Approval Order (with such changes thereto as Buyer shall approve or request in its reasonable discretion) within twenty-six (26) days after the Petition Date.  Sellers shall comply with all of the terms and conditions contained in the Bidding Procedures, including the occurrence of the events by the dates and times listed therein which are expressly incorporated by reference herein as if set forth at length.  From the time of execution and delivery by each Seller and Buyer of this Agreement until its termination, Sellers and Seller Representatives shall not be subject to any restrictions with respect to the solicitation or encouragement of any entity concerning an Alternative Transaction in accordance with the Bidding Procedures.

(c)          Bid Deadline.  The Bid Deadline (as defined in the Approval Order) shall take place no later than the date set forth in the Approval Order.

(d)         Auction.  The Auction (as defined in the Approval Order), if necessary, shall have been held pursuant to the Approval Order and in accordance with the timing set forth therein.

(e)          Sale Order.  Sellers shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order no later than December 29, 2023.

(f)          Other Bankruptcy Covenants.

(i)           If the Approval Order or Sale Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Sellers shall diligently defend against such appeal, petition or motion and shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion; provided, however, that Sellers consult with Buyer at Buyer’s reasonable request regarding the status of any such proceedings or Actions.

(ii)           Sellers shall use commercially reasonable efforts to consult with Buyer and its representatives upon Buyer’s reasonable request concerning the Approval Order and the Sale Order, any other orders of the Bankruptcy Court, and the Bankruptcy Cases in connection therewith and provide Buyer with copies of requested applications, pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court.  Sellers further covenant and agree that, after the Closing, the terms of any reorganization plan it submits to the Bankruptcy Court for confirmation or sanction shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction contemplated by or approved pursuant to the Approval Order or the Sale Order.

(iii)         Each of Sellers and Buyer, as applicable, shall use commercially reasonable efforts to assign, or cause to be assigned, the Assigned Contracts to Buyer, including taking all actions required by the Bankruptcy Court to obtain an Order containing a finding that the proposed assumption and assignment of the Assigned Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code.

(iv)          Any motions filed by Sellers with, and any proposed orders submitted by Sellers to, the Bankruptcy Court seeking authorization after the date hereof to assume or reject any Executory Contracts shall be satisfactory in form and substance to Buyer in its reasonable discretion.  Sellers shall consult with, and give due consideration to the views and concerns of, Buyer prior to compromising or commencing any Action with respect to any material payment required to be made under the Bankruptcy Code to effectuate the assumption of any such Executory Contract, including using commercially reasonable efforts to provide five (5) days’ notice of any such compromise or Action to Buyer.

Section 7.8       Employee Matters.

(a)         By no later than the Closing Date, Buyer shall offer employment to substantially all of Sellers’ employees as of the Closing Date.  Buyer shall have no Liability for any pay, benefits, or similar claims of any Transferred Employees earned or accrued prior to the Closing Date. Each employee of Sellers or the Mexican Entities who is not a Transferred Employee, including those who are not active employees as of the Closing Date, shall remain the sole responsibility of Sellers and the Mexican Entities, as applicable.  Buyer shall have no obligation to provide any severance, payments, or benefits to any employees of Sellers or the Mexican Entities, other than the Transferred Employees unless otherwise set forth in this Agreement.  Sellers acknowledge that Sellers are alone responsible for (i) issuing, serving, and delivering all orders and notices required, if any, pursuant to applicable Laws, in connection with the termination of employees or contractors, and (ii) any financial obligations and Liabilities in connection therewith or otherwise required in connection with the termination of such employees or contractors.  From and after the Closing Date, Sellers and their Subsidiaries shall, except to the extent otherwise expressly provided in this Agreement, retain and be solely responsible for all obligations and liabilities with respect to the employment of all employees of Sellers and their Subsidiaries prior to the Closing Date.  Sellers and their Subsidiaries shall be responsible for providing any notice required pursuant to the WARN Act or the Mexican Federal Labor Law (Ley Federal de Trabajo), as applicable, with respect to a layoff or “plant closing” (i.e., a closing of Sellers’ facilities to the extent deemed to have occurred by the WARN Act) relating to the Business that occurs prior to or on the Closing Date, and Buyer shall be responsible for providing any notice required pursuant to the WARN Act, or the Mexican Federal Labor Law (Ley Federal de Trabajo), as applicable, with respect to a layoff or “plant closing” effectuated by Buyer relating to the Business that occurs after the Closing Date.  Notwithstanding the foregoing, Section 7.2(d) shall apply to the Mexico Transferred Employees.

(b)         Buyer shall cooperate in good faith with any members of management of Sellers who are to become Transferred Employees to establish a new management incentive plan for the benefit of the employees of Buyer and its Subsidiaries, in form and substance acceptable to Buyer in its sole discretion.

(c)         From the Closing Date to at least the date that is 35 days after the Closing Date, Buyer shall provide each Transferred Employee with base wages, annual base salary, target annual cash bonus potential, and employee benefits that are substantially similar in the aggregate to such compensation and benefits provided to the Transferred Employee immediately prior to the Closing Date.

Section 7.9       Certain Schedules.  The Parties acknowledge that (a) Schedules A (Additional Sellers), 2.1(a) (Acquired Equity Interests), and 2.1(c) (Assigned Contracts) may be completed and/or updated after the date hereof but no later than the applicable dates set forth herein, in each case subject to the express terms of this Agreement, (b) Schedules 6.2(c) (Consents and Approvals) and 9.2(i) (Consents) shall be delivered by Buyer to Sellers no later than three (3) days prior to the Auction and, in case of Schedule 9.2(i) (Consents), shall not contain any Consents not listed in Section 5.2(c) of the Disclosure Schedules, and (c) the Disclosure Schedules shall be delivered by Sellers to Buyer no later than (3) days prior to the hearing on the Approval Order; provided, however, that to the extent a disclosure relating to qualification of a representation, warranty or covenant (as opposed to listing items required by a representation, warranty or covenant) included therein would cause the conditions set forth in Sections 9.2(e), (f) or (g) to be unsatisfied had such disclosures not been made, the Buyer shall have the option to terminate this Agreement pursuant to Section 10.1(e)(i). Notwithstanding the foregoing, the disclosure of the Mexican Tax Assessment shall not cause Sections 9.2(e), (f) or (g) to be unsatisfied.

Section 7.10    Non-Compete.  Following Closing, each Seller (including their respective Subsidiaries and Affiliates) that is not an Acquired Entity will be prohibited from directly or indirectly competing with Buyer (or any affiliate of Buyer) with respect to the products and services set forth on Section 7.10 of the Disclosure Schedules in any country where such Seller (or its Subsidiaries and Affiliates) maintains commercial operations until the earlier of (a) the date the entity is dissolved and (b) a period of two (2) years after the Closing Date.

Section 7.11     Use of Name.

(a)         Each Seller agrees, and agrees to cause each of its Affiliates, as of, and after, the Closing, to (i) amend their respective certificates of incorporation or other appropriate documents (including in connection with the Bankruptcy Cases or in any other legal case or proceeding in which any Seller is a party and for the purpose of winding up Sellers and their estates) which are required to change their respective corporate name to a new name that is, in Buyer’s reasonable judgment, sufficiently dissimilar to their respective present name so as to avoid confusion and make their respect present name available to Buyer and (ii) not use the name “AgileThought” or any name confusingly similar thereto for any purpose.

(b)        During the period from and after the Closing Date until the earlier of the valid termination of this Agreement pursuant to Article X and the last Mexican Delayed Closing (the “Interim Closing Period”), Buyer shall (i) continue to publish, operate and make accessible to the Group Companies the internal and external domains that were published, operated and made accessible by or on behalf of any Group Company prior to the Closing Date (the “Continued Domains”) and (ii) provide the Group Companies and their respective designees with access to and use of such Continued Domains in the same manner and for the same purpose as such parties accessed and used same on an internal basis prior to the Closing Date, and shall allow and enable such access and use, in each case, (A) without cost, fee or other obligation and (B) subject to reasonable downtime of such internal domains due to scheduled maintenance thereof or the application of required updates thereto.

(c)         During the Interim Closing Period, Buyer (i) hereby grants the Group Companies and their respective designees at no additional cost the right to continue to use the AgileThought Names in connection with the operation of the Business in a manner consistent with the Group Companies’ use thereof prior to the Closing Date, and (ii) shall continue to operate and make accessible the AgileThought.com email address servers as such servers were operated and made available by or on behalf of any Group Company prior to the Closing Date and shall provide the Group Companies and their respective designees with access to and use of such servers in the same manner and for the same purpose as such parties accessed and used same prior to the Closing Date, and shall allow and enable such access and use, in each case, (x) without cost, fee or other obligation and (y) subject to reasonable downtime of such internal domain due to scheduled maintenance thereof or the application of required updates thereto.

Section 7.12     Wind-Down.  At least ten (10) Business Days prior to the last Mexican Delayed Closing, Sellers shall provide the DIP Lenders with a reasonably detailed budget for the Wind-Down Funds setting forth the expenses (including, for the avoidance of doubt, the necessary professional fees) projected to be incurred by Sellers to effectuate a winding down of their and Excluded Subsidiaries’ estates, such budget to be negotiated in good faith by the Parties, but shall in any case not exceed (x) $500,000 or (y) such greater amount as agreed by Buyer, in its sole discretion, following review of such budget prepared by Sellers, which shall be funded into the Wind-Down Escrow Account after the Parties agree on a wind down budget.

Section 7.13     Mexican Delayed Closing.

(a)          If, at the Closing, (i) the condition set forth in Section 9.2(a) is not fulfilled with respect to AgileThought Servicios de Tecnología, S.A.P.I. de C.V. or AgileThought Soluciones en Tecnología, S.A.P.I. de C.V. or (ii) the condition set forth in Section 9.2(k) is not fulfilled with respect to AgileThought, S.A.P.I. de C.V.  (the conditions described in clauses (i) and (ii) of this Section 7.13(a), the “Mexican Closing Conditions”), then notwithstanding anything to the contrary contained in this Agreement, (A) neither the Mexican Delayed Assets nor the Assumed Liabilities relating thereto or arising in respect thereof (the “Mexican Delayed Liabilities”) shall be transferred to Buyer or any Buyer Designee at the Closing, and (B) the transfer of the applicable Mexico Transferred Employees, assets, and Contracts to the New Mexico Entities pursuant to Section 7.2(d) shall occur only to the extent set forth in the applicable Mexico Asset Transfer Agreement dated as of the Closing, but, subject to clauses (b) and (c) of this Section 7.13, the Closing shall otherwise occur in accordance with Article IV with respect to the Acquired Assets (other than the Mexican Delayed Assets but including, for the avoidance of doubt, the Contracts set forth in Schedule 2.1(c)) and Assumed Liabilities (other than the Mexican Delayed Liabilities).

(b)         If, in accordance with Section 7.13(a), the Mexican Delayed Assets and Mexican Delayed Liabilities are not transferred to Buyer or any Buyer Designee at the Closing, then the Mexican Delayed Assets and Mexican Delayed Liabilities shall be transferred to and assumed by Buyer (or a Buyer Designee) on the second (2nd) Business Day after the Mexican Closing Conditions are satisfied but in any event no later than the Outside Date (the “Mexican Delayed Closing”); provided that in no event shall the Mexican Delayed Closing occur prior to the Closing; provided further, that the Parties may mutually agree to transfer a portion of the Mexican Delayed Assets and Mexican Delayed Liabilities relating thereto or arising in respect thereof prior to the Mexican Delayed Closing if the Mexican Closing Conditions are fulfilled with respect to such Mexican Delayed Assets and in such case, each transfer contemplated by this sentence shall be considered a “Mexican Delayed Closing” and the Mexican Delayed Assets and Mexican Delayed Liabilities transferred at such Mexican Delayed Closing shall cease to be “Mexican Delayed Assets” and “Mexican Delayed Liabilities”, respectively, as of the consummation of such Mexican Delayed Closing. The applicable Mexican Delayed Closing shall take place remotely via the exchange of electronic documents. At the applicable Mexican Delayed Closing, Sellers and Buyer shall make such deliveries to each other as may be reasonably necessary to transfer the applicable Mexican Delayed Assets to Buyer or its Buyer Designee and for Buyer or its Buyer Designee to assume the applicable Mexican Delayed Liabilities. Each date on which a Mexican Delayed Closing occurs is referred to herein as a “Mexican Delayed Closing Date”.

(c)         If a Mexican Delayed Closing is required pursuant to this Section 7.13, from the Closing Date to the applicable Mexican Delayed Closing Date, (i) Sellers and Buyer shall continue to comply with the covenant in Section 7.2 and, solely in respect of the Mexican Delayed Assets and the Mexican Delayed Liabilities, with all other covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing and, unless the context requires otherwise, all references in this Agreement to the “Closing” and the “Closing Date” shall, with respect to the covenant in Section 7.2, the Mexican Delayed Assets and Mexican Delayed Liabilities, be deemed to refer to the applicable “Mexican Delayed Closing” and the applicable “Mexican Delayed Closing Date,” respectively, and (ii) the covenant set forth in Section 7.10 (Non-Compete) shall not apply to the operations of the Mexican Delayed Assets during the period between the Closing and the applicable Mexican Delayed Closing.  For the avoidance of doubt, if a Mexican Delayed Closing is required pursuant to this Section 7.13, Buyer shall have until the date that is two (2) Business Days prior to the applicable Mexican Delayed Closing to remove AgileThought Servicios de Tecnología, S.A.P.I. de C.V. or AgileThought Soluciones en Tecnología, S.A.P.I. de C.V. from Schedule 2.1(a).

ARTICLE VIII
TAX MATTERS

Section 8.1     Transaction Taxes.  Any sales, use, value added, goods and services, gross receipts, stamp, duty, stamp duty, transfer, documentary, registration, business and occupation and other similar Taxes imposed by any Governmental Authority with respect to the transactions contemplated by this Agreement (“Transaction Taxes”) that are not eliminated through the application of section 1146(a) of the Bankruptcy Code shall be paid by Buyer and Buyer shall file any Tax Return that must be filed in connection with any Transaction Taxes, where applicable.  Buyer shall be responsible for (i) administering the payment of such Transaction Taxes; and (ii) defending or pursuing any proceedings related thereto.

Section 8.2      Cooperation on Tax Returns and Tax Proceedings. Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (each a “Tax Proceeding”) imposed on or with respect to the Acquired Assets.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers’ obligations under this Section 8.2 shall terminate on the date that is the earlier of (a) ninety (90) days after the Closing Date and (b) dissolution of Sellers. If Holdings so requests, Buyer will reasonably cooperate and cause its Affiliates to reasonably cooperate in making any election under Section 1.245A-5(e)(3)(i) of the Treasury Regulations with respect to the acquisition of an Acquired Entity hereunder.

ARTICLE IX
CONDITIONS

Section 9.1       Conditions to Each Party’s Obligations.  The respective obligations of Buyer and Sellers to consummate the Sale shall be subject to the satisfaction at or prior to the Closing of each of the following conditions unless waived, to the extent permitted by applicable Law, by both Sellers and Buyer in writing:

(a)         Approvals.  Any waiting period (and extensions thereof) applicable to the Sale under the HSR Act and LFCE shall have expired or been terminated and any other required approvals, consents or clearances under any Antitrust Laws shall have been obtained without the imposition of any conditions.

(b)         No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority preventing consummation of the Sale shall be in effect.  No Law shall be in effect which prohibits the transactions contemplated by the Sale.

(c)          Continuing Effectiveness.  This Agreement shall continue to remain in full force and effect.

Section 9.2       Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the Sale shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived in writing, in whole or in part, by Buyer:

(a)          New Mexico Entities Operational Time.  The New Mexico Entity Operational Time shall have occurred for all New Mexico Entities other than AgileThought Technology Services, S.A.P.I. de C.V.

(b)          Operating Agreement.  Buyer and Sellers shall have entered into the operating agreement, attached hereto as Exhibit G (the “Operating Agreement”), pursuant to which the Parties will provide specialized services to one another.

(c)          Entry of Orders.  The Bankruptcy Court shall have entered the Approval Order and the Sale Order, and each shall be a Final Order and reasonably acceptable to Buyer.

(d)          Governmental Proceedings.  There shall be no proceeding before any Governmental Authority pending or threatened in any jurisdiction wherein an unfavorable order could prevent or adversely affect the consummation of the Closing or the operation of the Business and ownership of the Acquired Assets thereafter, including the assertion by any Governmental Authority that Buyer or any of its Affiliates have any tax liability relating to the Mexican Entities or their operations for any taxable period ending on or prior to the Closing Date, result in any of the transactions related to the Sale being declared unlawful or rescinded, require Buyer or any affiliate thereof to pay any damages or penalty as a result thereof or have any obligation or liability in connection therewith, or have a Material Adverse Effect, and no such order shall be in effect.

(e)          Representations and Warranties of Sellers.  The representations and warranties of Sellers set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(f)          No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g)          Performance of Obligations.  Each of Sellers shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing.

(h)          Deliverables.  Buyer shall have been furnished with the documents set forth in Section 4.2(a).

(i)          Consents.  Buyer shall have received all Consents set forth in Schedule 9.2(i), which Schedule shall have been delivered by Buyer to Sellers in accordance with Section 7.9.

(j)          US NewCo.  US NewCo shall have been duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed and shall have the requisite corporate, limited liability or other applicable power and authority to carry on its business.  The US NewCo shall be duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

(k)         AgileThought, S.A.P.I. de C.V.  AgileThought, S.A.P.I. de C.V. shall have (i) been registered before the Registry of Specialized Services and Specialized Works Providers of the Mexican Department of Labor and Social Welfare and (ii) obtained all Consents necessary to transfer Mexico Customer Contracts.

Section 9.3       Conditions to the Obligations of Sellers.  The obligation of Sellers to consummate the Sale shall be subject to the satisfaction at or prior to the Closing of each of the following conditions unless waived in writing, in whole or in part, by Sellers:

(a)          Representations and Warranties of Buyer.  The representations and warranties of Buyer set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b)          Performance of Obligations.  Buyer shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          Excluded Cash.  Sellers shall have received the Excluded Cash, free and clear of all Liens and claims, including the Liens and claims of Buyer, DIP Lenders, and Pre-Petition Secured Lenders, other than the DIP Reversionary Interest.

(d)          Deliverables.  Sellers shall have been furnished with the documents set forth in Section 4.2(b).

ARTICLE X
TERMINATION PROCEDURES

Section 10.1    Termination.  This Agreement may be terminated and the Sale contemplated in this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding the fact that any requisite authorization and approval of the Sale shall have been received, as follows:

(a)          by the mutual written consent of Buyer and Sellers;

(b)        by Buyer or Sellers, if the Closing has not occurred prior to or on March 1, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date;

(c)         by Buyer or Sellers, if there shall be any applicable Law that makes consummation of the Sale illegal or otherwise prohibited or if any Governmental Authority with competent jurisdiction shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Sale and such order, decree, ruling or other action shall have become final and non‑appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach of this Agreement shall have been the cause of, or shall have resulted in the Law, order, decree, ruling or other action that restrains, enjoins or prohibits the consummation of the Sale;

(d)         by Buyer or Sellers upon the Bankruptcy Court’s approval of Sellers’ entry into or pursuit of an Alternative Transaction; provided, however, that Sellers shall have the right to terminate this Agreement pursuant to this Section 10.1(d) only if they have complied in all material respects with the requirements of Section 7.7(b); provided further, however, that notwithstanding anything to the contrary set forth in this Agreement, including Section 10.1(b), if Buyer has consented to be the Back-Up Bidder (as defined in the Bidding Procedures), Buyer cannot terminate this Agreement, pursuant to this Section 10.1(d) or Section 10.1(b) or otherwise, until the later of (i) the closing of the transaction with the Successful Bidder (as defined in the Bidding Procedures) and (ii) the Outside Date.

(e)         by (i) Buyer, if any Seller has materially breached any of its material obligations under this Agreement, and such breach cannot be or has not been cured within fifteen (15) Business Days after the giving of written notice thereof to Sellers; or (ii) Sellers, if Buyer has materially breached any of its material obligations under this Agreement, and such breach cannot be or has not been cured within fifteen (15) Business Days after the giving of written notice thereof to Buyer; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party who at such time is in material breach of any of its material obligations hereunder;

(f)          by Buyer if

(i)           Buyer is not then in material breach of any provision of this Agreement that would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 and (x) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would, either individually or in the aggregate, if occurring or continuing on the Closing Date, give rise to the failure of any of the conditions specified in Section 9.1 or Section 9.2 and (y) such breach, inaccuracy or failure to perform is not curable or has not been cured within fifteen (15) Business Days’ written notice thereof to Sellers;

(ii)           the Bankruptcy Cases are converted to cases under chapter 7 of the Bankruptcy Code, a trustee or examiner with expanded powers is appointed pursuant to the Bankruptcy Code or the Bankruptcy Court enters an order pursuant to section 362 of the Bankruptcy Code lifting the automatic stay with respect to any material portion of the Acquired Assets;

(iii)         an Event of Default (as defined under the DIP Facility) has occurred and is continuing and has not been cured in accordance with the DIP Facility;

(iv)          the Approval Order has not been entered by the Bankruptcy Court no later than twenty-six (26) days after the Petition Date;

(v)           the Sale Order has not been entered by December 29, 2023;

(vi)          for any reason Buyer is unable, pursuant to section 363(k) of the Bankruptcy Code, to Credit Bid in payment of all or any portion of the Credit Bid Amount; or

(vii)         the Approval Order (including the Bidding Procedures and Expense Reimbursement) or the Sale Order is modified in any respect without the consent of Buyer.

In the event of termination of this Agreement as permitted by Section 10.1, this Agreement shall become void and of no further force and effect, except for the provisions of Section 3.1 (relating to the Deposit Amount), Section 10.2 (relating to fees and expenses) and Article XII, which shall remain in full force and effect, and nothing in this Agreement shall be deemed to release or relieve any party from any Liability for any fraud or willful breach by such party of the terms and provisions of this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, except in the event of fraud or willful breach by Sellers, (i) Sellers’ aggregate Liability for money damages in the event that the Closing has not occurred or does not occur for any reason whatsoever, without regard to whether Buyer elects to terminate this Agreement pursuant to this Section 10.1, shall be limited to the Expense Reimbursement if and to the extent payable in accordance with Section 10.2 and (ii) the Expense Reimbursement, if and to the extent payable in accordance with Section 10.2, shall be the sole and exclusive remedy of Buyer, whether at Law or in equity, in the event that Closing has not occurred or does not occur for any reason whatsoever, without regard to whether Buyer elects to terminate this Agreement pursuant to this Section 10.1.

Section 10.2     Expense Reimbursement and Deposit Amount.

(a)         The documented out-of-pocket fees and expenses incurred by Buyer and its Affiliates prior to termination of this Agreement in connection with this Agreement, the other Transaction Documents, the Approval Order, the Sale Order, and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, financial advisors, consultants and any other advisors that Buyer engages in its reasonable discretion shall be payable in cash pursuant to this Section 10.2 in an amount not to exceed an aggregate of $1,500,000, to the extent applicable and subject to approval of the Bankruptcy Court (the “Expense Reimbursement”).  The Expense Reimbursement shall be payable to Buyer if this Agreement is terminated for any reason; provided, however, that (1) at the time of any such termination, any Alternative Transaction, as applicable, has been proposed in writing or announced, (2) a binding agreement is entered into with respect to such Alternative Transaction on or prior to the date that is three (3) months following the date of termination of this Agreement, and (3) Buyer is not in material breach of any of its material obligations under this Agreement at the time of such termination.  Notwithstanding anything to the contrary herein, the Expense Reimbursement shall be immediately due and payable to Buyer if Buyer terminates this Agreement pursuant to Section 10.1(e).

(b)         Upon the occurrence of the events set forth in the foregoing, the Expense Reimbursement shall be payable to Buyer, provided that such Expense Reimbursement shall be paid to Buyer on the later of (x) three (3) Business Days from the date of the occurrence of the events set forth in the foregoing and (y) twenty (20) days after the entry of a Bankruptcy Court Order approving the Alternative Transaction.

(c)         Any obligation to pay the Expense Reimbursement hereunder shall be absolute and unconditional; such payment shall constitute an allowed administrative expense claim against each of Sellers under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code and shall be payable as specified herein, and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.  Sellers and Buyer agree that the Expense Reimbursement was a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby and shall be payable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

(d)          In the event (i) Sellers terminate this Agreement pursuant to Section 10.1(e)(ii) or (ii) Buyer or Sellers terminate this Agreement pursuant to Section 10.1(b) and, as of the date of such termination pursuant to Section 10.1(b) all of the conditions set forth in Section 9.1 and Section 9.2 have been satisfied and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing), then the Deposit Amount shall be payable to Sellers.  Sellers agree (i) that Buyer’s aggregate Liability for money damages in such circumstances shall be limited to the Deposit Amount and (ii) the Deposit Amount constitutes the sole and exclusive remedy of Sellers, whether at Law or in equity, in the event that this Agreement is terminated under such circumstances, except in the event of Buyer’s fraud or willful breach.  Sellers and Buyer agree that the Deposit Amount was a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby and shall be payable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

(e)         Except as set forth above in this Section 10.2, all fees and expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such expenses, whether or not the Sale is consummated.

(f)          This Section 10.2, and the rights and obligations created hereunder, shall survive termination of this Agreement.

ARTICLE XI
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

Section 11.1     No Survival of Representations and Warranties and Certain Covenants.  Other than as set forth in Section 7.13, none of the representations and warranties of Sellers or Buyer contained in Article V and Article VI, respectively, including the Disclosure Schedules or any certificate or instrument delivered in connection herewith at or prior to the Closing, and none of the covenants contained in Article VII to be performed on or prior to the Closing shall survive the Closing.  The Parties’ respective covenants and agreements set forth herein that by their specific terms contemplate performance after Closing shall survive until fully performed or until such covenant or agreement expires by its terms.

ARTICLE XII
MISCELLANEOUS

Section 12.1     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Bankruptcy Code and, to the extent not inconsistent with the Bankruptcy Code, the laws of the State of New York without giving effect to conflicts of law principles thereof.

Section 12.2     Jurisdiction; Forum; Service of Process; Waiver of Jury.  With respect to any Action arising out of or relating to this Agreement, each of Sellers and Buyer hereby irrevocably:

(a)          consents to the exclusive jurisdiction of the Bankruptcy Court, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement.  After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, each of Sellers and Buyer irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in Manhattan, (“Selected Courts”) for any Action arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Action relating hereto or thereto except in such courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

(b)         consents to service of process in any Action by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to Sellers or Buyer at their respective addresses referred to in Section 12.6 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law, and

(c)         WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

Section 12.3      Disclosure Schedules.  The Disclosure Schedules shall be construed with, and as an integral part of, this Agreement to the same extent as if set forth verbatim herein. Any item disclosed on any particular Schedule or in any particular part or section of the Disclosure Schedules shall be deemed to be disclosed on all Schedules and in all parts or sections of the Disclosure Schedules if the relevance of such item to such other section of the Disclosure Schedules is reasonably apparent on its face, notwithstanding that such section does not state “except as set forth in Section ‘__’ of the Disclosure Schedules” or words of similar effect.

Section 12.4     Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto.  No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other party’s prior written consent; provided, however, that Buyer may, without the consent of the other parties hereto, assign any of its rights, interests and obligations under this Agreement to one or more Affiliate(s) of Buyer, which assignment, in either case, will not relieve Buyer of any obligations hereunder.  Except as specifically provided for herein, only the parties to this Agreement or their permitted assigns shall have rights under this Agreement.

Section 12.5   Entire Agreement; Amendment.  This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersede all prior agreements relating to the subject matter hereof.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by Sellers and Buyer expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

Section 12.6    Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and given (i) by reputable international overnight courier, (ii) e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or (iii) personal delivery, in each case, at such Party’s address, e-mail address set forth below, or other address or e-mail address as such Party may hereafter specify by notice to the other Parties given in accordance herewith.  Any such notice or other communication shall be deemed to have been duly given as of the date so personally delivered or transmitted by e-mail or like transmission (or, if delivered or transmitted after normal business hours, on the next Business Day), on the third Business Day when sent by reputable international overnight courier; or upon actual receipt by the Party to whom such notice is required or permitted to be given.  The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

(a)          if to Sellers or Seller, to:

AgileThought, Inc.
222 W. Las Colinas Boulevard, Suite 1650E
Irving, Texas 75039
Attention:  Diana P. Abril, Chief Legal Officer
Email:  diana.abril@agilethought.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004-1482
Attention: Kathryn A. Coleman; Charles A. Samuelson; Christopher Gartman
Email: katie.coleman@hugheshubbard.com; chuck.samuelson@hugheshubbard.com; chris.gartman@hugheshubbard.com
(b)	if to Buyer, to:

AT Holdings Corp.
c/o Blue Torch Capital
150 East 58th Street, 39th Floor
New York, NY 10155
Email: BlueTorchAgency@alterdomus.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:  Gregg Galardi; Leonard Klingbaum; Robb Tretter
Email:  gregg.galardi@ropesgray.com; leonard.klingbaum@ropesgray.com; robb.tretter@ropesgray.com
Section 12.7    Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to Sellers or Buyer upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of Sellers or Buyer nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of Sellers or Buyer of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law, in equity, or otherwise afforded to Sellers or Buyer shall be cumulative and not alternative.

Section 12.8    Counterparts.  This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party hereto has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

Section 12.9    Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.  Any provision held invalid or unenforceable only in part or degree will remain in full force to the extent not held invalid or unenforceable.

Section 12.10  No Public Announcement.  Absent the prior written consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned, neither Sellers nor Buyer shall make any press release, public announcement or securities filing with any Governmental Authority concerning the transactions contemplated by the Transaction Documents, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement or by applicable Law, and then only after giving the other party hereto adequate time to review such disclosure and consider in good faith the comments of the other party hereto and consultation as to such comments with such party as to the content of such disclosure, provided, however, that nothing in this Section 12.10 shall restrict the parties hereto from making disclosures to the Bankruptcy Court or in filings in the Bankruptcy Court; provided, however, that, to the extent practicable, the disclosing party provides the non-disclosing party with copies of all such filings or disclosures concerning the transactions contemplated by the Transaction Documents, to be delivered to such non-disclosing party at least two (2) days in advance of any such filing or disclosure and that the disclosing party shall consider in good faith any comments made by the non-disclosing party to such filings or disclosures.  Notwithstanding anything to the contrary herein, the parties hereto and each of their respective employees, representatives or other agents, are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such parties related to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the transactions (including the identity of any party and the amounts paid in connection with the transactions); provided further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws.

Section 12.11   Specific Performance.  Sellers and Buyer agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement.  It is accordingly agreed that (a) Sellers or Buyer will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the parties’ respective covenants and agreements under this Agreement that survive the Closing, without the requirement of posting a bond or other security, and without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Buyer would have entered into this Agreement.  The remedies available to Sellers pursuant to this Section 12.11 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Seller from seeking to collect or collecting damages.  In no event will this Section 12.11 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty of any Seller made herein.

Section 12.12   Non-Recourse.  All claims, obligations, liabilities, or causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with or as an inducement to this Agreement) or the transactions contemplated hereby may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement.  No other Person, including any of the Parties’ Affiliates or any of their or their Affiliates’ directors, officers, employees, incorporators, members, partners, managers, stockholders, agents, attorneys, representatives, or any of their respective investment bankers, financial advisors or lenders (collectively, the “Non-Recourse Parties”) shall have any liabilities for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach.

Section 12.13   Action by Sellers.  Holdings shall be entitled to act on behalf of each Seller for any action required or permitted to be taken by any Seller under this Agreement.

Section 12.14  Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, other than for purposes of Section 12.12, the Non-Recourse Parties.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

SELLERS:

AgileThought, Inc.

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

AN Global LLC

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

IT Global Holding LLC

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

AgileThought, LLC

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

4th Source Holding Corp.

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

4th Source, LLC

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

Signature Page to AgileThought APA

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

4TH Source Mexico, LLC.

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

QMX Investment Holdings USA, Inc

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

AGS Alpama Global Services USA, LLC

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

Entrepids Technology Inc.

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

AN USA

By:	/s/ James S. Feltman
Name:	James S. Feltman
Title:	Chief Restructuring Officer

Signature Page to AgileThought APA

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

BUYER:

AT Holdings Corp.

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	CEO

Signature Page to AgileThought APA

EXHIBIT A

FORM OF APPROVAL ORDER

EXHIBIT B

FORM OF BIDDING PROCEDURES

EXHIBIT C

FORM OF DEPOSIT ASSIGNMENT AGREEMENT

EXHIBIT D

FORM OF DIP ORDER

EXHIBIT E-1

FORM OF PRE-PETITION CREDIT FACILITY BID DIRECTION LETTER

EXHIBIT E-2

FORM OF DIP FACILITY BID DIRECTION LETTER

EXHIBIT F

MEXICO ASSET TRANSFER AGREEMENTS

EXHIBIT G

OPERATING AGREEMENT

Schedule A
Additional Sellers

•	AN Global LLC

•	IT Global Holding LLC

•	AgileThought, LLC

•	4th Source Holding Corp.

•	4th Source, LLC

•	4TH Source Mexico, LLC

•	QMX Investment Holdings USA, Inc

•	AGS Alpama Global Services USA, LLC

•	Entrepids Technology Inc.

•	AN USA

Schedule 2.1(a)
Acquired Entities

•	AgileThought Argentina, S.A.

•	AgileThought Brasil-Consultoria Em Tecnologia LTDA

•	AgileThought Costa Rica SA

•	AgileThought S.A.P.I. de C.V.

•	US NewCo

•	AgileThought Servicios de Tecnología, S.A.P.I. de C.V.

•	AgileThought Soluciones en Tecnología, S.A.P.I. de C.V.

•	AgileThought Technology Services, S.A.P.I. de C.V.

Schedule 2.1(c)
Assigned Contracts

[attached]

Schedule 2.1(l)
Assigned Insurance Policies

[attached]

Schedule 2.4(l)
Specified Excluded Liabilities

[attached]

Schedule 6.2(c)
Consents Required by Buyer

None.

Schedule 9.2(i)
Consents Required of Buyer

None.